Exhibit 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY RESTRICTED JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.

THE FOLLOWING ANNOUNCEMENT IS AN ADVERTISEMENT AND NOT A PROSPECTUS OR CIRCULAR OR PROSPECTUS OR CIRCULAR EQUIVALENT DOCUMENT AND INVESTORS SHOULD NOT MAKE ANY INVESTMENT DECISION IN RELATION TO THE NEW GRAN TIERRA SHARES EXCEPT ON THE BASIS OF THE INFORMATION IN THE SCHEME DOCUMENT WHICH IS PROPOSED TO BE PUBLISHED IN DUE COURSE.

NEITHER THIS ANNOUNCEMENT, NOR THE INFORMATION CONTAINED HEREIN, CONSTITUTE A SOLICITATION OF PROXIES WITHIN THE MEANING OF APPLICABLE CANADIAN SECURITIES LAWS. SHAREHOLDERS ARE NOT BEING ASKED AT THIS TIME TO EXECUTE A PROXY IN FAVOUR OF THE ACQUISITION OR THE MATTERS DESCRIBED HEREIN.

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION.

FOR IMMEDIATE RELEASE.

19 August 2024

Recommended and Final* Cash and Share Acquisition

of

i3 Energy plc ("i3 Energy")

by

Gran Tierra Energy, Inc. ("Gran Tierra")

to be implemented by way of a scheme of arrangement under Part 26 of the Companies Act 2006

Summary

The Boards of Gran Tierra and i3 Energy are pleased to announce that they have reached agreement on the terms of a recommended and final* cash and share offer by Gran Tierra for i3 Energy pursuant to which Gran Tierra will acquire the entire issued and to be issued share capital of i3 Energy (the "Acquisition"), intended to be effected by means of a court sanctioned scheme of arrangement between i3 Energy and the i3 Energy Shareholders under Part 26 of the Companies Act (the "Scheme").

Under the terms of the Acquisition, each i3 Energy Shareholder will be entitled to receive:

•	one New Gran Tierra Share per every 207 i3 Energy Shares held; and

•	10.43 pence cash per i3 Energy Share,

(together, the "Consideration")

In addition, each i3 Energy Shareholder will be entitled to receive:

•	a cash dividend of 0.2565 pence per i3 Energy Share in lieu of the ordinary dividend in respect of the three month period ending 30 September 2024 (the "Acquisition Dividend")

Following completion of the Acquisition, i3 Energy Shareholders will own up to 16.5 per cent. of Gran Tierra.

Based on Gran Tierra's closing price of US$8.66 per Gran Tierra Share on the NYSE American on 16 August 2024 (being the last Business Day before the Offer Period began), the Acquisition implies a value of 13.92 pence per i3 Energy Share and approximately £174.1 million (US$225.4 million) for the entire issued and to be issued share capital of i3 Energy which represents:

(a)	a premium of 49.0 per cent. to the Closing Price of 9.34 pence per i3 Energy Share on 16 August 2024;

(b)	a premium of 49.7 per cent. to the volume weighted average price of 9.30 pence per i3 Energy Share for the 30-day period ended 16 August 2024;

(c)	a premium of 43.6 per cent. to the volume weighted average price of 9.70 pence per i3 Energy Share for the 60-day period ended 16 August 2024; and

(d)	a premium of 37.5 per cent. to the volume weighted average price of 10.12 pence per i3 Energy Share for the 180-day period ended 16 August 2024.

A Mix and Match Facility will also be made available to i3 Energy Shareholders in order to enable them to elect, subject to off-setting elections, to vary the proportions in which they receive cash and New Gran Tierra Shares to be issued. The maximum aggregate amount of cash to be paid and New Gran Tierra Shares to be issued under the terms of the Acquisition will not be varied or increased as a result of elections under the Mix and Match Facility, in accordance with Gran Tierra’s no increase statement made in accordance with Rule 32.2 of the Takeover Code. Gran Tierra reserves the right to scale back elections made for the New Gran Tierra Shares pursuant to the Mix and Match Facility if the issuance of such New Gran Tierra Shares would result in any i3 Energy Shareholder holding 10% or more of Gran Tierra's issued share capital (on a non-diluted basis) following completion of the Acquisition.

If any dividend, distribution or other return of value in respect of the i3 Energy Shares other than the Acquisition Dividend is declared, paid, made or becomes payable on or after the date of this Announcement and prior to the Effective Date, Gran Tierra will reduce the cash consideration payable for each i3 Energy Share under the terms of the Acquisition by the amount per i3 Energy Share of such dividend, distribution or other return of value. Any exercise by Gran Tierra of its rights referred to in this paragraph shall be the subject of an announcement. In such circumstances, i3 Energy Shareholders would be entitled to receive and retain any such dividend, distribution or other return of value, which has been declared, made or paid or which becomes payable.

It is intended that, immediately following completion of the Acquisition, Gran Tierra will transfer the entire issued share capital of i3 Energy to its wholly owned, indirect subsidiary, Gran Tierra EIH. Gran Tierra EIH is the holding entity for Gran Tierra's Colombian assets.

Following completion of the Acquisition, it is expected that the i3 Energy Shares will be cancelled from trading on the AIM market of the London Stock Exchange and delisted from the TSX and that Gran Tierra will, subject to Canadian Securities Laws, apply to have i3 Energy cease to be a reporting issuer in all jurisdictions of Canada in which it is a reporting issuer.

No Increase Statement

Gran Tierra considers the financial terms of the Acquisition comprising 10.43 pence per i3 Energy Share in cash, one new Gran Tierra Share per every 207 i3 Energy Share held, and the payment of the 0.2565 pence per i3 Energy Share Acquisition Dividend to be full and fair and therefore that the financial terms of the Acquisition will not be increased in accordance with Rule 32.2 of the Takeover Code. Under Rule 35.1 of the Takeover Code, if the Acquisition lapses, except with the consent of the Panel, Gran Tierra will not be able to make an offer for i3 Energy for at least 12 months.

Gran Tierra reserves the right to revise the financial terms of the Acquisition in the event: (i) a third party, other than Gran Tierra, announces a firm intention to make an offer for i3 Energy on more favourable terms than Gran Tierra’s Acquisition; or (ii) the Panel otherwise provides its consent.

Background to and reasons for the Acquisition

Over the last five years, Gran Tierra has looked to diversify into specific oil and gas basins where it is confident it can create shareholder value focused on operated, high-quality assets with large resources in place and access to infrastructure. The Western Canadian Sedimentary Basin (“WCSB”) being one of the basins on Gran Tierra’s priority list. The majority of the Gran Tierra team has worked in the WCSB and, with its headquarters located in Calgary, is well positioned to do so again.

Gran Tierra believes that the Acquisition offers significant benefits to both companies and their respective shareholders, including the following:

•	A business with increased scale and relevance: The Acquisition will create an independent energy company of scale in the Americas with significant production, reserves, cash flows and development optionality. This increased scale is expected to facilitate access to capital, allow for optimised capital allocation, enhance shareholder returns and increase relevance to investors:

o	i3 Energy has guided to 2024 working interest production of 18,000 to 19,000 BOEPD from its Canadian assets with exit rate guidance of 20,250 – 21,250 BOEPD and Gran Tierra has announced 2024 guidance production of 32,000 to 35,000 BOPD (100 per cent. oil).

o	i3 Energy has 1P working interest reserves of 88 MMBOE as at 31 July 2024 and Gran Tierra had 1P working interest reserves of 90 MMBOE as at 31 December 2023.

o	i3 Energy has 2P working interest reserves of 175 MMBOE as at 31 July 2024 and Gran Tierra had 2P working interest reserves of 147 MMBOE as at 31 December 2023.

o	i3 Energy has an independently valued 2P net present value discounted at 10 per cent. ("NPV10") (after tax) of C$994 million (approximately US$725 million) as at 31 July 2024 and Gran Tierra has an independently valued 2P NPV10 (after tax) of US$1.9 billion as at 31 December 2023. On a 1P (after tax) basis, i3 Energy’s NPV10 is C$469 million (approximately US$342 million) and Gran Tierra’s NPV10 is US$1.3 billion.

o	i3 Energy has announced full year 2024 EBITDA guidance of US$50 – 55 million after considering hedges and Gran Tierra has announced full year 2024 EBITDA guidance of US$335 – US$395 million in its low case (at US$70/bbl Brent oil pricing), US$400 – US$460 million in its base case (at US$80/bbl Brent oil pricing), and US$480 – US$540 million in its high case (at US$90/bbl Brent oil pricing).

o	i3 Energy has over 250 net booked drilling locations (374 gross booked drilling locations) associated with 2P reserves which, coupled with Gran Tierra’s substantial booked reserves, recent exploration discoveries and significant prospective acreage across Colombia and Ecuador, provides development and exploration upside potential to shareholders.

•	Increased diversity across geographies and product streams: The Acquisition will create a more diverse international energy company operating across the Americas in regions with substantial oil and gas production, well-established regulatory regimes, stable contracts, access to markets and attractive fiscal terms. The Combined Group will offer a more diversified proposition to both i3 Energy Shareholders and Gran Tierra shareholders. Gran Tierra's and i3 Energy's Q2 2024 production imply an approximate geographic split of 62 per cent. Colombia, 36 per cent. Canada, and 3 per cent. Ecuador for the Combined Group, with a commodity mix of 81 per cent. liquids and 19 per cent. natural gas. The addition of new geographies and commodities, along with the exposure to an investment grade country, is expected to benefit the Combined Group in terms of increased development optionality, risk diversification and credit profile. The Combined Group would have approximately 1.4 million net acres in Colombia, 138 thousand net acres in Ecuador and 584 thousand net acres in Canada including 298 thousand net acres in Central Alberta, 102 thousand net acres in Wapiti/Elmworth, 50 thousand net acres in Simonette, and 69 thousand net acres in North Alberta (Clearwater).

•	Optimised capital allocation and investment: The Combined Group will have exposure to high return projects across Canada, Colombia and Ecuador, enabling capital allocation and investment across the portfolio to be optimised, using Gran Tierra’s balance sheet strength to accelerate production and cash flow growth from i3 Energy’s 250 net booked drilling locations associated with 2P reserves and additional unbooked Canadian drilling locations and Gran Tierra’s high-impact exploration and low decline oil assets currently under waterflood. Gran Tierra further believes that the strength of the Combined Group will provide an excellent platform for future consolidation, both in Canada and internationally, with significant management expertise, free cash flow, a strong balance sheet and borrowing base potential.

•	Balance sheet strength: Gran Tierra has a strong balance sheet and ample liquidity to fund growth projects and shareholder returns. As of 30 June 2024, Gran Tierra had twelve month trailing net debt to adjusted EBITDA of 1.3x and a cash balance of US$115 million. Approximately 70 per cent. of Gran Tierra's debt is due in 2028 and 2029. The addition of i3 Energy’s production and cash flows would enhance Gran Tierra’s balance sheet and enable accelerated investment and shareholder returns. i3 Energy’s assets would add production, cash flows, reserves and a diversified drilling inventory in an investment grade country, Gran Tierra expects this enhanced scale and diversity to provide enhancements to the credit profile of the business and, ultimately, lower its cost of capital. As at 30 June 2024 i3 Energy had zero debt and a C$75 million undrawn credit facility.

•	Increased trading liquidity and investor access: Gran Tierra maintains a primary listing on the NYSE American, where it trades significant volume, with additional listings on the London Stock Exchange and the TSX. With i3 Energy Shareholders expected to own up to 16.5 per cent. of Gran Tierra on completion of the Acquisition, the Acquisition is expected to provide enhanced trading liquidity for the Combined Group's shareholders across exchanges and provide continuity of trading venues for i3 Energy Shareholders. Additionally, with increased scale, Gran Tierra expects to be increasingly relevant to a larger pool of international equity and credit investors, with the potential for this to have further benefits in terms of trading liquidity and valuation multiple expansion.

•	Cash return for i3 Energy Shareholders with upside potential: Gran Tierra’s offer provides i3 Energy Shareholders with a significant premium, in cash, to the current value of their holdings with material upside potential through equity ownership of the Combined Group. Gran Tierra intends to use the Combined Group's scale and enhanced financial capacity to accelerate development of i3 Energy’s Canadian assets as well as Gran Tierra's existing Colombian and Ecuadorian assets and expects this to provide meaningful long-term returns to shareholders of the Combined Group. Since 1 January 2023 Gran Tierra has purchased approximately 11 per cent. of its Gran Tierra Shares outstanding from free cash flow.

Recommendation and irrevocable undertakings

The i3 Energy Directors, who have been so advised by Zeus Capital as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing its advice to the i3 Energy Directors, Zeus Capital has taken into account the commercial assessments of the i3 Energy Directors. In addition, the i3 Energy Directors consider the terms of the Acquisition to be in the best interests of the i3 Energy Shareholders as a whole. Zeus Capital is providing independent financial advice to the i3 Energy Directors for the purposes of Rule 3 of the Takeover Code.

Accordingly, the i3 Energy Directors intend to recommend unanimously that the i3 Energy Shareholders vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the i3 Energy General Meeting as those i3 Energy Directors who hold i3 Energy Shares have irrevocably undertaken to do in respect of their own beneficial holdings of in aggregate 32,139,532 i3 Energy Shares representing approximately 2.7 per cent. of the existing issued ordinary share capital of i3 Energy on the Last Practicable Date (excluding any i3 Energy Shares held in treasury).

Gran Tierra has also received irrevocable undertakings to vote (or, in relation to the i3 Energy CFDs, to use best endeavours to procure votes) in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the i3 Energy General Meeting from the Polus Funds and Graham Heath in respect of a total of 238,537,465 i3 Energy Shares and 118,006,332 i3 Energy CFDs, which represent, in aggregate, approximately 19.84 per cent. and 9.81 per cent. respectively, of i3 Energy's existing issued ordinary share capital on the Last Practicable Date (excluding any i3 Energy Shares held in treasury). Therefore, the total number of i3 Energy Shares and i3 Energy CFDs that are subject to irrevocable undertakings received by Gran Tierra from the Polus Funds and Graham Heath is 356,543,797 i3 Energy Shares and i3 Energy CFDs, representing in aggregate approximately 29.65 per cent. of i3 Energy's existing issued ordinary share capital on the Last Practicable Date (excluding any i3 Energy Shares held in treasury).

Therefore, Gran Tierra has received irrevocable undertakings to vote (or, in relation to the i3 Energy CFDs, to use best endeavours to procure votes) in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the i3 Energy General Meeting from holders of 270,676,997 i3 Energy Shares and 118,006,332 i3 Energy CFDs, which represent, in aggregate, approximately 22.51 per cent. and 9.81 per cent. respectively, of i3 Energy's existing issued ordinary share capital on the Last Practicable Date (excluding any i3 Energy Shares held in treasury). The total number of i3 Energy Shares and i3 Energy CFDs that are subject to irrevocable undertakings received by Gran Tierra is 388,683,329 i3 Energy Shares and i3 Energy CFDs, representing in aggregate approximately 32.32 per cent. of i3 Energy's existing issued ordinary share capital on the Last Practicable Date (excluding any i3 Energy Shares held in treasury).

Transaction Structure and Timetable

It is intended that the Acquisition will be implemented by way of a court sanctioned scheme of arrangement under Part 26 of the Companies Act, further details of which are contained in the full text of this Announcement and full details of which will be set out in the Scheme Document to be published by i3 Energy in due course. However, Gran Tierra reserves the right, with the consent of the Panel, to implement the Acquisition by way of a Takeover Offer.

The Acquisition will be subject to the Conditions and certain further terms set out in Appendix 1 to this Announcement and to the full terms and conditions which will be set out in the Scheme Document, including the approval of the Scheme by the i3 Energy Shareholders, the sanction of the Scheme by the Court, the satisfaction of the NSTA Condition, the Minority Shareholder Protection Condition and the Competition Act Condition, and the approval of the TSX.

The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the i3 Energy General Meeting and the expected timetable of principal events, and will specify the action to be taken by i3 Energy Shareholders. It is expected that the Scheme Document, together with the Forms of Proxy and Forms of Election (and/or where required, Letters of Transmittal) in relation to the Mix and Match Facility, will be published as soon as practicable and in any event within 28 days of the date of this Announcement (or such later date as may be agreed by Gran Tierra and i3 Energy with the consent of the Panel).

The Scheme is expected to become effective in Q4 2024, subject to the satisfaction or, where permitted, waiver of the Conditions and certain further terms set out in Appendix 1 to this Announcement.

Comments on the Acquisition

Commenting on the Acquisition, Gary Guidry, President and Chief Executive Officer of Gran Tierra said:

"We are thrilled to announce this acquisition, which marks a significant milestone in diversifying our portfolio while strengthening our asset base. By integrating these high-quality, operated assets, including low-decline production, large resources in place and a substantial land base, we are not only enhancing our asset base but also aligning with our long-term strategic vision. We are excited to welcome the talented Canadian team to our company, as their expertise and dedication will be invaluable in driving our continued success. This acquisition is a testament to our commitment to sustainable and profitable growth and delivering consistent value to our shareholders."

Commenting on the Acquisition, Majid Shafiq, Chief Executive Officer of i3 Energy, said:

“We believe that the Acquisition presents an exceptional opportunity for i3 Energy's Shareholders. The Acquisition represents the culmination of a thorough process to realise the maximum value available for shareholders and offers significant upside potential; it expedites the realisation of fair value, with a cash premium and incremental upside through continued ownership in the Combined Group, without necessitating additional capital investment, time, or operational risk. This business combination will significantly enhance scale, thereby improving capacity to drive growth, production, and cash flows for the benefit of all shareholders and local stakeholders.”

This summary should be read in conjunction with, and is subject to, the full text of this Announcement and the Appendices.

The Acquisition will be subject to the Conditions and further terms set out in Appendix 1 to this Announcement and to the full terms and conditions which will be set out in the Scheme Document. Appendix 2 to this Announcement contains the sources and bases of certain information used in this summary and this Announcement. Appendix 3 to this Announcement contains details of the irrevocable undertakings received in relation to the Acquisition that are referred to in this Announcement. Appendix 4 to this Announcement contains details of the Gran Tierra Profit Forecast. Appendix 5 to this Announcement contains definitions of certain terms used in this summary and this Announcement.

Presentation

A presentation in connection with the Acquisition is available on the Gran Tierra website at https://www.grantierra.com/investor-relations/recommended-acquisition/.

A presentation in connection with the Acquisition is also available on the i3 Energy website at https://i3.energy/grantierra-offer-terms/.

Enquiries:

Ashurst LLP is acting as UK legal adviser, Stikeman Elliott LLP is acting as Canadian legal adviser and Gibson, Dunn & Crutcher LLP is acting as US legal adviser to Gran Tierra in connection with the Acquisition. Burness Paull LLP is acting as UK legal adviser and Norton Rose Fulbright Canada LLP is acting as Canadian legal adviser to i3 Energy in connection with the Acquisition.

Gran Tierra Gary Guidry Ryan Ellson	+1 (403) 265 3221

Stifel (Joint Financial Adviser) Callum Stewart Simon Mensley	+44 (0) 20 7710 7600

Eight Capital (Joint Financial Adviser) Tony P. Loria Matthew Halasz	+1 (587) 893 6835

i3 Energy Majid Shafiq	c/o Camarco

Zeus Capital Limited (Rule 3 Financial Adviser, Nomad and Joint Broker) James Joyce Darshan Patel Isaac Hooper	+44 (0) 203 829 5000

Tudor, Pickering, Holt & Co. Securities – Canada, ULC (Financial Adviser) Brendan Lines	+1 403 705 7830

National Bank Financial Inc. (Financial Adviser) Tarek Brahim Arun Chandrasekaran	+1 403 410 7749

Camarco Andrew Turner Violet Wilson Sam Morris	+44 (0) 203 757 4980

Further Information

This Announcement is for information purposes only and is not intended to and does not constitute or form part of an offer, offer to acquire, invitation or the solicitation of an offer, offer to acquire or invitation to purchase, or otherwise acquire, offer to acquire, subscribe for, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise nor shall there be any sale, issuance or transfer of securities of Gran Tierra or i3 Energy pursuant to the Acquisition in any jurisdiction in contravention of applicable laws. The Acquisition will be implemented solely pursuant to the terms of the Scheme Document (or, in the event that the Acquisition is to be implemented by means of an Takeover Offer, the Offer Document), which, together with the Forms of Proxy and the Forms of Election (and/or where required, Letters of Transmittal) in relation to the Mix and Match Facility, will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition should be made on the basis of the information contained in the Scheme Document or the Forms of Proxy or the Forms of Election (and/or where required, Letters of Transmittal) in relation to the Mix and Match Facility. In particular, this Announcement is not an offer of securities for sale in the United States or in any other jurisdiction. No offer of securities shall be made in the United States absent registration under the US Securities Act, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued as part of the Acquisition are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the US Securities Act. Additionally, if the Acquisition is implemented by way of a scheme of arrangement or a Takeover Offer, any New Gran Tierra Shares to be issued in connection with the Acquisition are expected to be issued in reliance upon the prospectus exemption provided by 2.11 or Section 2.16, as applicable, of National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators and in compliance with the provincial securities laws of Canada.

The Acquisition will be made solely by means of the scheme document to be published by i3 Energy in due course, or (if applicable) pursuant to an offer document to be published by Gran Tierra, which (as applicable) would contain the full terms and conditions of the Acquisition. Any decision in respect of, or other response to, the Acquisition, should be made only on the basis of the information contained in such document(s). If, in the future, Gran Tierra ultimately seeks to implement the Acquisition by way of a Takeover Offer, or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, that offer will be made in compliance with applicable US laws and regulations. and, to the extent such Takeover Offer extends into the provinces of Canada, such Takeover Offer will be made in compliance with the provincial securities laws of Canada, including, without limitation, to the extent applicable, the rules applicable to take-over bids under National Instrument 62-104 – Take-Over Bids and Issuer Bids of the Canadian Securities Administrators.

The statements contained in this Announcement are made as at the date of this Announcement, unless some other time is specified in relation to them, and publication of this Announcement shall not give rise to any implication that there has been no change in the facts set forth in this Announcement since such date.

This Announcement has been prepared for the purpose of complying with English law and the Takeover Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England and Wales, including (without limitation) the United States and Canada. The Acquisition will be subject to the applicable requirements or acceptance, as applicable, of the Takeover Code, Canadian Securities Laws, the Panel, the London Stock Exchange, the TSX, the NYSE American, the FCA and the AIM Rules.

This Announcement contains inside information in relation to each of i3 Energy and Gran Tierra for the purposes of Article 7 of the Market Abuse Regulation. The person responsible for making this Announcement on behalf of i3 Energy is Majid Shafiq and the person responsible for making this Announcement on behalf of Gran Tierra is Gary Guidry.

This Announcement does not constitute a prospectus or circular or prospectus or circular equivalent document, nor does this Announcement, or the information contained herein, constitute a solicitation of proxies within the meaning of applicable Canadian Securities Laws. Shareholders are not being asked at this time to execute a proxy in favour of the Acquisition or the matters described herein.

Information Relating to i3 Energy Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by i3 Energy Shareholders, persons with information rights and other relevant persons for the receipt of communications from i3 Energy may be provided to Gran Tierra during the Offer Period as required under Section 4 of Appendix 4 of the Takeover Code or Canadian Securities Laws, as applicable.

Overseas Jurisdictions

The release, publication or distribution of this Announcement in or into jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom to vote their i3 Energy Shares with respect to the Scheme at the Court Meeting, or to execute and deliver forms of proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person.

Unless otherwise determined by Gran Tierra or required by the Takeover Code, and permitted by applicable law and regulation, the availability of New Gran Tierra Shares to be issued pursuant to the Acquisition to i3 Energy Shareholders will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Acquisition by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this Announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any other jurisdiction where to do so would constitute a violation of the laws of that jurisdiction, and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send such documents in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Acquisition. If the Acquisition is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), the Takeover Offer may not be made directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Takeover Offer may not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

The availability of New Gran Tierra Shares pursuant to the Acquisition to i3 Energy Shareholders who are not resident in the United Kingdom or the ability of those persons to hold such shares may be affected by the laws or regulatory requirements of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements. i3 Energy Shareholders who are in doubt about such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

Further details in relation to i3 Energy Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notice to US Shareholders

The Acquisition relates to the shares of an English company with a listing on the London Stock Exchange and the TSX and is proposed to be implemented pursuant to a scheme of arrangement provided for under the law of England and Wales. A transaction effected by means of a scheme of arrangement is not subject to proxy solicitation or the tender offer rules under the US Exchange Act. Accordingly, the Acquisition is subject to the procedural and disclosure requirements, rules and practices applicable in the United Kingdom to schemes of arrangement which differ from the requirements of US proxy solicitation or tender offer rules. Financial information included in this Announcement and the Scheme Document in relation to Gran Tierra has been or will be prepared in accordance with US GAAP and in relation to i3 Energy has been or will be prepared in accordance with International Financial Reporting Standards ("IFRS").

If, in the future, Gran Tierra elects, with the consent of the Panel, to implement the Acquisition by means of a Takeover Offer and determines to extend such Takeover Offer into the United States, such Takeover Offer will be made in compliance with all applicable laws and regulations, including, without limitation, to the extent applicable, Section 14(e) of the US Exchange Act and Regulation 14E thereunder, and subject, in the case of participation by i3 Energy Shareholders resident in the United States, to the availability of an exemption (if any) from the registration requirements of the US Securities Act and of the securities laws of any state or other jurisdiction of the United States. Such Takeover Offer would be made by Gran Tierra and no one else. In addition to any such Takeover Offer, Gran Tierra, certain affiliated companies and the nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, shares in i3 Energy outside such Takeover Offer during the period in which such Takeover Offer would remain open for acceptance. If such purchases or arrangements to purchase were to be made, they would be made outside the United States and would comply with applicable law, including the US Exchange Act. Any information about such purchases will be disclosed as required in the United Kingdom, United States and Canada and will be reported to a Regulatory Information Service of the FCA and will be available on the London Stock Exchange website: www.londonstockexchange.com/, and, if required, on the SEC website at http://www.sec.gov.

The New Gran Tierra Shares have not been and will not be registered under the US Securities Act or under the securities laws of any state or other jurisdiction of the United States. Accordingly, the New Gran Tierra Shares may not be offered, sold, resold, delivered, distributed or otherwise transferred, directly or indirectly, in or into or from the United States absent registration under the US Securities Act or an exemption therefrom and in compliance with the securities laws of any state or other jurisdiction of the United States. The New Gran Tierra Shares are expected to be issued in reliance upon the exemption from the registration requirements of the US Securities Act provided by section 3(a)(10) thereof.

None of the securities referred to in this Announcement have been approved or disapproved by the SEC, any state securities commission in the United States or any other US regulatory authority, nor have such authorities passed upon or determined the fairness or merits of such securities or the Acquisition or upon the adequacy or accuracy of the information contained in this Announcement. Any representation to the contrary is a criminal offence in the United States.

It may be difficult for US holders of i3 Energy Shares to enforce their rights and claims arising out of the US federal securities laws, since i3 Energy is organised in a country other than the United States, and some or all of its officers and directors may be residents of, and some or all of its assets may be located in, jurisdictions other than the United States. US holders of i3 Energy Shares may have difficulty effecting service of process within the United States upon those persons or recovering against judgments of US courts, including judgments based upon the civil liability provisions of the US federal securities laws. US holders of i3 Energy Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court's judgment.

The receipt of New Gran Tierra Shares pursuant to the Acquisition by a US i3 Energy Shareholder may be a taxable transaction for US federal income tax purposes, and may also be a taxable transaction under applicable state and local tax laws, as well as foreign and other tax laws. Each i3 Energy Shareholder is urged to consult its independent professional adviser immediately regarding the tax consequences of the Acquisition.

Notice to Canadian i3 Energy Shareholders

The Acquisition relates to the securities of an English company with a listing on the London Stock Exchange and the TSX and is proposed to be implemented pursuant to a scheme of arrangement provided for under the laws of England and Wales. A transaction effected by means of a scheme of arrangement may differ from the procedures and requirements that would be applicable to a similar transaction under applicable Canadian corporate laws or Canadian Securities Laws, including the rules applicable to take-over bids under National Instrument 62-104 – Take-Over Bids and Issuer Bids of the Canadian Securities Administrators (“Canadian Take-Over Bid Rules”). While Gran Tierra and i3 Energy will complete the Acquisition in accordance with applicable Canadian Securities Laws, the Acquisition is subject to the procedural and disclosure requirements, rules and practices applicable to schemes of arrangement involving a target company incorporated in England and listed on the London Stock Exchange and the TSX, which may differ in certain areas from the requirements applicable to similar transactions under applicable Canadian corporate laws or Canadian Securities Laws.

The Acquisition is not a “take-over bid” as defined under Canadian Take-Over Bid Rules. However, if, in the future, Gran Tierra elects, with the consent of the Panel, to implement the Acquisition by means of a Takeover Offer and determines to extend such Takeover Offer into the provinces of Canada, such Takeover Offer will be made in compliance with all Canadian Securities Laws, including, without limitation, to the extent applicable, the Canadian Take-Over Bid Rules. In addition to any such Takeover Offer, Gran Tierra, certain affiliated companies and the nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, shares in i3 Energy outside such Takeover Offer during the period in which such Takeover Offer would remain open for acceptance. If such purchases or arrangements to purchase were to be made, they would be made outside of Canada and would comply with Canadian Securities Laws. Any information about such purchases will be disclosed as required in the United Kingdom, will be reported to a Regulatory Information Service of the UK Financial Conduct Authority and will be available on the London Stock Exchange website: www.londonstockexchange.com.

Any New Gran Tierra Shares to be issued in connection with the Acquisition have not been and will not be qualified for distribution under Canadian Securities Laws. Accordingly, the New Gran Tierra Shares may not be offered, sold, resold, delivered, distributed or otherwise transferred, directly or indirectly, in or into or from Canada absent a qualification for distribution or an exemption from the prospectus requirements and in compliance with Canadian Securities Laws. If the Acquisition is implemented by way of a scheme of arrangement or a Takeover Offer, any New Gran Tierra Shares to be issued in connection with the Acquisition are expected to be issued in reliance upon the prospectus exemption provided by Section 2.11 or Section 2.16, as applicable, of National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators and in compliance with Canadian Securities Laws.

The receipt of consideration pursuant to the Acquisition by a Canadian i3 Energy Shareholder as consideration for the transfer of its i3 Energy Shares may be a taxable transaction for Canadian federal income tax purposes and under applicable Canadian provincial income tax laws, as well as foreign and other tax laws. Each i3 Energy Shareholder is urged to consult their independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to them.

None of the securities referred to in this Announcement have been approved or disapproved by any Canadian securities regulatory authority nor has any Canadian regulatory authority passed upon or determined the fairness or merits of such securities or the Acquisition or upon the adequacy or accuracy of the information contained in this Announcement. Any representation to the contrary is an offence.

i3 Energy is located in a country other than Canada, and some or all of its officers and directors may be residents of a country other than Canada. It may be difficult for Canadian i3 Energy Shareholders to enforce judgments obtained in Canada against any person that is incorporated, continued or otherwise organised under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

Important Notices Relating to Financial Advisers

Stifel Nicolaus Europe Limited ("Stifel"), which is authorised and regulated by the FCA in the UK, is acting as financial adviser exclusively for Gran Tierra and no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than Gran Tierra for providing the protections afforded to its clients or for providing advice in relation to matters referred to in this Announcement. Neither Stifel, nor any of its affiliates, owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Stifel in connection with this Announcement, any statement contained herein or otherwise.

Eight Capital ("Eight Capital"), which is authorised and regulated by the Canadian Investment Regulatory Organization in Canada, is acting exclusively for Gran Tierra and for no one else in connection with the subject matter of this Announcement and will not be responsible to anyone other than Gran Tierra for providing the protections afforded to its clients or for providing advice in connection with the subject matter of this Announcement.

Zeus Capital Limited ("Zeus"), which is authorised and regulated by the FCA in the United Kingdom, is acting exclusively for i3 Energy as financial adviser, nominated adviser and joint broker and no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than i3 Energy for providing the protections afforded to clients of Zeus, or for providing advice in relation to matters referred to in this Announcement. Neither Zeus nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Zeus in connection with the matters referred to in this Announcement, any statement contained herein or otherwise.

Tudor, Pickering, Holt & Co. Securities – Canada, ULC ("TPH&Co."), regulated by the Canadian Investment Regulatory Organization and a member of the Canadian Investor Protection Fund, is acting exclusively for i3 Energy by way of its engagement with i3 Energy Canada., a wholly-owned subsidiary of i3 Energy, in connection with the matters set out in this Announcement and for no one else, and will not be responsible to anyone other than i3 Energy. for providing the protections afforded to its clients nor for providing advice in relation to the matters set out in this Announcement. Neither TPH&Co. nor any of its subsidiaries, branches or affiliates and their respective directors, officers, employees or agents owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of TPH&Co. in connection with this Announcement, any statement contained herein or otherwise.

National Bank Financial Inc. ("NBF"), regulated by the Canadian Investment Regulatory Organization and a member of the Canadian Investor Protection Fund, is acting exclusively for i3 Energy by way of its engagement with i3 Energy Canada, a wholly-owned subsidiary of i3 Energy, in connection with the matters set out in this Announcement. Neither NBF, nor any of its subsidiaries, branches or affiliates and their respective directors, officers, employees or agents owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of NBF in connection with this Announcement, any statement contained herein or otherwise.

Cautionary Note Regarding Forward Looking Statements

This Announcement (including information incorporated by reference into this Announcement), oral statements regarding the Acquisition and other information published by Gran Tierra and i3 Energy contain certain forward looking statements with respect to the financial condition, strategies, objectives, results of operations and businesses of Gran Tierra and i3 Energy and their respective groups and certain plans and objectives with respect to the Combined Group. These forward looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Gran Tierra and i3 Energy about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward looking statements. The forward looking statements contained in this Announcement include, without limitation, statements relating to the expected effects of the Acquisition on Gran Tierra and i3 Energy, the expected timing method of completion, and scope of the Acquisition, the expected actions of Gran Tierra upon completion of the Acquisition, Gran Tierra's ability to recognise the anticipated benefits from the Acquisition, expectations regarding the business and operations of the Combined Group, and other statements other than historical facts. Forward looking statements often use words such as "anticipate", "target", "expect", "estimate", "intend", "plan", "strategy", "focus", "envision", "goal", "believe", "hope", "aims", "continue", "will", "may", "should", "would", "could", or other words of similar meaning. These statements are based on assumptions and assessments made by Gran Tierra, and/or i3 Energy in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate. By their nature, forward looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward looking statements in this Announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward looking statements. Although it is believed that the expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and readers are therefore cautioned not to place undue reliance on these forward looking statements. Actual results may vary from the forward looking statements.

There are several factors which could cause actual results to differ materially from those expressed or implied in forward looking statements. Among the factors that could cause actual results to differ materially from those described in the forward looking statements are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business acquisitions or dispositions.

Each forward looking statement speaks only as at the date of this Announcement. Neither Gran Tierra nor i3 Energy, nor their respective groups assumes any obligation to update or correct the information contained in this Announcement (whether as a result of new information, future events or otherwise), except as required by applicable law or by the rules of any competent regulatory authority.

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

The estimates of Gran Tierra's and i3 Energy's respective future production and 2024 EBITDA and in the case of i3 Energy, 2024 net operating income, set forth in this Announcement may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian Securities Laws. Financial outlook and future-oriented financial information contained in this Announcement about prospective financial performance and operational performance are provided to give the reader a better understanding of the potential future performance of Gran Tierra, i3 Energy and the Combined Group in certain areas and are based on assumptions about future events, including economic conditions and proposed courses of action, based on Gran Tierra's and i3 Energy's respective management’s assessment of the relevant information currently available, and to become available in the future. In particular, this Announcement contains Gran Tierra and i3 Energy projected financial and operational information for 2024. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above and in Appendix 4 to this Announcement. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s and i3 Energy’s respective operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this Announcement have been approved by the respective management of Gran Tierra and i3 Energy, as applicable, as of the date of this Announcement. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. Gran Tierra, i3 Energy and their respective management believe that the prospective financial and operational information has been prepared on a reasonable basis, reflecting Gran Tierra and i3 Energy respective management’s best estimates and judgments, and represent, to the best of Gran Tierra’s and i3 Energy's respective management’s knowledge and opinion, Gran Tierra’s and i3 Energy's expected respective course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results. See Gran Tierra’s press release dated 23 January 2024 and most recent reports on Form 10-K and Form 10-Q for additional information regarding the 2024 financial and production outlook of Gran Tierra, and i3 Energy’s press release dated 13 August 2024 regarding the financial and production outlook of i3 Energy.

Non-IFRS, Non-GAAP and Other Specified Financial Measures

This Announcement contains references to Gran Tierra’s EBITDA, adjusted EBITDA, net debt, net debt to adjusted EBITDA ratio, i3 Energy’s EBITDA, net operating income, free cash flow, net cash surplus and net debt, which are specified financial measures that do not have any standardized meaning as prescribed by US GAAP in the case of Gran Tierra or UK adopted IFRS in the case of i3 Energy and, therefore, may not be comparable with the calculation of similar measures presented by other applicable issuers. You are cautioned that these measures should not be construed as alternatives to net income or loss, or other measures of financial performance as determined in accordance with US GAAP in the case of Gran Tierra and UK adopted IFRS in the case of i3 Energy. Gran Tierra’s and i3 Energy’s methods of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP and non-IFRS financial measure is presented along with the corresponding GAAP or IFRS measure so as to not imply that more emphasis should be placed on the non-GAAP or non-IFRS measure. For an explanation of the composition of i3 Energy’s EBITDA, adjusted EBITDA, net operating income, free cash flow, net cash surplus and net debt, see "Non-IFRS Financial Measures" in i3 Energy’s Management Discussion and Analysis dated August 13, 2024, and for an explanation of Gran Tierra’s EBITDA, adjusted EBITDA, net debt and adjusted EBITDA to net debt ratio, see “Non-GAAP Measures” in Gran Tierra’s quarterly and annual reports, which are available on i3 Energy’s SEDAR+ issuer profile at www.sedarplus.ca and Gran Tierra’s SEC EDGAR issuer profile at www.sec.gov, or and on their respective websites at https://i3.energy/ and https://www.grantierra.com/. These measures should not be considered in isolation or as a substitute for measures prepared in accordance with IFRS or US GAAP, as applicable. The non-IFRS and non-US GAAP measures used in this Announcement are summarized as follows:

EBITDA and Adjusted EBITDA (Gran Tierra):

EBITDA, as presented, is defined as net income (or loss) adjusted for depletion, depreciation and accretion (“DD&A”) expenses, interest expense and income tax expense or recovery.

Adjusted EBITDA, as presented, is defined as EBITDA adjusted for non-cash lease expense, lease payments, foreign exchange gain or loss, stock-based compensation expense or recovery, other gain or loss and financial instrument loss.

Gran Tierra’s management uses these supplemental measures to analyse performance and income generated by its principal business activities prior to the consideration of how non-cash items affect that income and believes that these financial measures are useful supplemental information for investors to analyse its performance and its financial results. A reconciliation from net (loss) income to EBITDA and adjusted EBITDA are as follows:

	Three Months Ended
(Thousands of U.S. Dollars)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Net income (loss)	36,371	-78	7,711	6,527
Adjustments to reconcile net income to EBITDA and Adjusted EBITDA
DD&A expenses	55,490	56,150	52,635	55,019
Interest expense	18,398	18,424	17,789	13,503
Income tax (recovery) expense	-9,072	17,395	5,499	40,333
EBITDA (non-GAAP)	101,187	91,891	83,634	115,382
Non-cash lease expense	1,381	1,413	1,479	1,235
Lease payments	-1,311	-1,058	-1,100	-676
Foreign exchange (gain) loss	-4,413	-815	3,696	1,717
Stock-based compensation expense	6,160	3,361	1,974	1,931
Other (gain) loss	-	-	3,266	-354
Unrealized derivative instruments gain	-	-	-	-
Other financial instruments loss	-	-	15	-
Adjusted EBITDA (non-GAAP)	103,004	94,792	92,964	119,235

Net Debt (Gran Tierra):

Gran Tierra’s net debt, as presented, is defined as Gran Tierra’s senior notes and borrowings under Gran Tierra’s credit facility, excluding deferred financing fees, less cash and cash equivalents.

Gran Tierra’s management uses this supplemental measure to evaluate the financial sustainability of Gran Tierra’s business and leverage. The most directly comparable US GAAP measure is total debt. A reconciliation from total debt to net debt is as follows:

In thousands of US$	As at 30 June 2024
Senior notes(i)	US$	637,000
Credit facility	—
Total debt	US$	637,000
Cash and cash equivalents	115,000
Net debt	US$	521,000

(i) Calculated using the sum of US$24.8 million aggregate principal amount of Gran Tierra’s 6.25% Senior Notes due 2025, US$24.2 million aggregate principal amount of Gran Tierra’s 7.75% Senior Notes due 2027, and US$587.6 million aggregate principal amount of Gran Tierra’s 9.50% Senior Notes due 2029, excluding deferred financing fees.

EBITDA and Adjusted EBITDA (i3 Energy):

EBITDA is defined as earnings before depreciation and depletion, financial costs, and tax. Adjusted EBITDA is defined as EBITDA before gain on bargain purchase and asset dispositions and acquisition costs. i3 Energy management believes that EBITDA provides useful information into the operating performance of i3 Energy, is commonly used within the oil and gas sector, and assists its management and investors by increasing comparability from period to period. Adjusted EBITDA removes the gain or loss on bargain purchase and asset dispositions and the related acquisition costs which management does not consider to be representative of the underlying operations of i3 Energy.

A reconciliation of profit as reported under IFRS to EBITDA and Adjusted EBITDA is provided below.

	Three-months Ended		Six-months Ended
	30 Jun 2024 £’000	30 Jun 2023 £’000	30 Jun 2024 £’000	30 Jun 2023 £’000
Profit for the period	14,463	728	8,369	10,944
Depreciation and depletion	8,027	8,702	16,660	19,410
Finance costs	950	2,312	3,115	4,682
Tax	4,840	1,104	7,036	3,525
EBITDA	28,280	12,846	35,180	38,561
Gain on asset dispositions	(15,779)	–	(15,779)	–
Adjusted EBITDA	12,501	12,846	19,104	38,561
Adjusted EBITDA presented in USD(i)	15,770	16,088	24,163	47,546

(i) Amounts converted at the period-average GBP:USD exchange rates of 1.2615 and 1.2648 for the three and six months ended 30 June 2024, respectively, and 1.2524 and 1.2330 for the three and six months ended 30 June 2023 periods, respectively.

Net Operating Income (i3 Energy):

Net operating income is defined as gross profit before depreciation and depletion, gains or losses on risk management contracts, and other operating income, which equals revenue from the sale of oil and gas and processing income, less production costs. i3 Energy management believes that net operating income is a useful supplementary measure as it provides investors with information on operating margins before non-cash depreciation and depletion charges and gains or losses on risk management contracts. These metrics are also presented on a per BOE basis.

A reconciliation of gross profit as reported under IFRS to net operating income is provided below.

	Three-months Ended		Six-months Ended
	30 Jun 2024 £’000	30 Jun 2023 £’000	30 Jun 2024 £’000	30 Jun 2023 £’000
Gross profit	7,796	5,775	8,698	22,985
Depreciation and depletion	8,027	8,702	16,660	19,410
(Gain) / loss on risk management contracts	(1,624)	(387)	1,459	(3,343)
Other operating income	(1,786)	–	(1,816)	(107)
Net operating income	12,413	14,090	25,001	38,945
Net operating income presented in USD(i)	5,659	17,646	31,621	48,019
Total Sales Production (BOE)	1,662,661	1,686,139	3,428,516	3,735,840
Net operating income per BOE (£/BOE)	7.47	8.36	7.29	10.42
Net operating income per BOE presented in USD(i)	9.42	10.47	9.22	12.85

(i) Amounts converted at the period-average GBP:USD exchange rates of 1.2615 and 1.2648 for the three and six months ended 30 June 2024, respectively, and 1.2524 and 1.2330 for the three and six months ended 30 June 2023 periods, respectively.

Free Cash Flow (i3 Energy):

Free cash flow is defined as cash from operating activities plus proceeds on disposal of PP&E and E&E, less cash capital expenditures on PP&E and E&E. i3 Energy management believes that free cash flow provides useful information to management and investors about i3 Energy’s ability to pay dividends. This definition was expanded in Q2 2024 to include proceeds on disposal of PP&E and E&E as i3 Energy completed material dispositions in the period.

A reconciliation of cash from operating activities to free cash flow is provided below.

	Three-months Ended		Six-months Ended
	30 Jun 2024 £’000	30 Jun 2023 £’000	30 Jun 2024 £’000	30 Jun 2023 £’000
Net cash from operating activities	6,053	3,186	19,569	24,294
Disposal of property, plant & equipment	17,956	–	17,956	–
Disposal of E&E assets	1,234	–	1,234	–
Expenditures on property, plant & equipment	(2,567)	(3,274)	(3,985)	(15,225)
Expenditures on exploration and evaluation assets	(62)	(173)	(361)	(1,200)
Free cash flow	22,614	369	34,413	7,869
FCF presented in USD(i)	28,528	462	43,526	9,702

(i) Amounts converted at the period-average GBP:USD exchange rates of 1.2615 and 1.2648 for the three and six months ended 30 June 2024, respectively, and 1.2524 and 1.2330 for the three and six months ended 30 June 2023 periods, respectively.

Net Cash Surplus and Debt (i3 Energy):

Net cash surplus or net debt is defined as borrowings and leases and trade and other payables, less cash and cash equivalents and trade and other receivables. This definition was expanded in 2023 and 2024 to include other non-current liabilities and other non-current assets which are new account balances that arose during the respective years. When net debt is negative it is referred to as a net cash surplus. i3 Energy management believes that net cash surplus or net debt is a meaningful measure to monitor the liquidity position of i3 Energy.

A reconciliation of the various line items per the statement of financial position to net cash surplus or net debt is provided below.

	30 Jun 2024 £’000	31 Dec 2023 £’000
Borrowings and leases	209	34,569
Trade and other payables	23,479	27,640
Other non-current liabilities	431	84
Income taxes (receivable) / payable	(27)	(205)
Cash and cash equivalents	(8,802)	(23,507)
Trade and other receivables	(19,658)	(20,534)
Other non-current assets	(1,136)	–
Net (cash surplus) / debt	(5,504)	18,047
Net (cash surplus) / debt presented in USD(ii)	(6,958)	23,005

(ii) Amounts converted at the period-end GBP:USD exchange rates of 1.2642 and 1.2747 for the 2024 and 2023 periods, respectively.

Disclosure of Oil and Gas Information

All reserves and production volumes are on an average working interest before royalties (“WI”) basis unless otherwise indicated. Production is expressed in barrels of oil per day (“BOPD”) in respect of Gran Tierra and in barrels of oil equivalent per day (“BOEPD”) in respect of i3 Energy while reserves are expressed in million barrels of oil equivalent (“MMBOE”), unless otherwise indicated.

Gran Tierra’s 2023 year-end reserves, future net revenue and ancillary information were evaluated by Gran Tierra’s independent qualified reserves evaluator McDaniel in a report with an effective date of 31 December 2023 (the “Gran Tierra McDaniel Reserves Report”). In conjunction with the Acquisition, McDaniel has prepared a fair market valuation report dated 15 August 2024 in respect of certain of Gran Tierra's reserves, future net revenue and net present values (the “Gran Tierra Valuation Report”) with an effective date of 31 December 2023 for the purposes of Rule 29 of the Takeover Code in which the referenced reserves, future net revenue and net present values disclosed therein matches the corresponding reserves future net revenue and net present values provided for in the Gran Tierra McDaniel Reserves Report. All reserves values, future net revenue and ancillary information contained in this Announcement, with respect to the assets of Gran Tierra, have been prepared by McDaniel and calculated in compliance with Canadian National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the Canadian Oil and Gas Evaluation Handbook (“COGEH”) and derived from the Gran Tierra Valuation Report and the Gran Tierra McDaniel Reserves Report.

Certain of i3 Energy’s ancillary information presented in this Announcement were evaluated by i3 Energy’s independent qualified reserves evaluator GLJ in a report with an effective date of 31 December 2023 (the “i3 Energy GLJ Reserves Report”). In conjunction with the Acquisition, GLJ has prepared a fair market valuation report dated 16 August 2024 in respect of i3 Energy's reserves, future net revenue and net present values (the “i3 Energy Valuation Report”) with an effective date of 31 July 2024 for the purposes of Rule 29 of the Takeover Code. All reserves values, future net revenue and ancillary information contained in this Announcement, with respect to the assets of i3 Energy, have been prepared by GLJ and calculated in compliance with NI 51-101 and COGEH, and derived from the i3 Energy Valuation Report or the i3 Energy GLJ Reserves Report as applicable. The results of i3 Energy's GLJ Reserves Report were disclosed on i3 Energy’s press release dated 25 March 2024, a copy of which is available on i3 Energy's website at https://i3.energy/.

Barrel of oil equivalents (“BOE”) have been converted on the basis of six thousand cubic feet (“Mcf”) natural gas to 1 barrel (“bbl”) of oil. BOE’s may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

The following reserves categories are discussed in this Announcement: Proved (“1P”), 1P plus Probable (“2P”) and 2P plus Possible (“3P”), Proved Developed Producing, Proved Developed Non-Producing and Proved Undeveloped.

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves. Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of proved plus probable plus possible reserves.

Proved developed reserves are those proved reserves that are expected to be recovered from existing wells and installed facilities or, if facilities have not been installed, that would involve a low expenditure (e.g., when compared to cost of drilling a well) to put reserves on production. Developed category may be subdivided into producing and non-producing. Undeveloped reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (e.g., when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves category (proved, probable, possible) to which they are assigned.

Estimates of net present value and future net revenue contained herein do not necessarily represent fair market value. Estimates of reserves and future net revenue for individual properties may not reflect the same level of confidence as estimates of reserves and future net revenue for all properties, due to the effect of aggregation. There is no assurance that the forecast price and cost assumptions applied by McDaniel or GLJ in evaluating Gran Tierra’s or i3 Energy’s reserves, respectively, will be attained and variances could be material. See the Gran Tierra Valuation Report for a summary of the price forecasts employed by McDaniel therein. See the i3 Energy Valuation Report for a summary of the price forecasts employed by GLJ therein. There are numerous uncertainties inherent in estimating quantities of crude oil and natural gas reserves. The reserves information set forth in the Gran Tierra McDaniel Reserves Report, the i3 Energy GLJ Reserves Report, the Gran Tierra Valuation Report and the i3 Energy Valuation Report are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual reserves may be greater than or less than the estimates provided therein.

All reserves assigned in the Gran Tierra McDaniel Reserves Report and the Gran Tierra Valuation Report are located in Colombia and Ecuador and presented on a consolidated basis by foreign geographic area. References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra’s reported production is a mix of light crude oil and medium and heavy crude oil for which there is not a precise breakdown since Gran Tierra’s oil sales volumes typically represent blends of more than one type of crude oil. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.

All evaluations of future net revenue contained in the Gran Tierra McDaniel Reserves Report, the i3 Energy GLJ Reserves Report, the Gran Tierra Valuation Report and the i3 Energy Valuation Report are after the deduction of royalties, operating costs, development costs, production costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. It should not be assumed that the estimates of future net revenues presented in this Announcement represent the fair market value of the reserves. There are numerous uncertainties inherent in estimating quantities of crude oil reserves and the future cash flows attributed to such reserves. The reserve and associated cash flow information set forth in the Gran Tierra McDaniel Reserves Report, the i3 Energy GLJ Reserves Report, the Gran Tierra Valuation Report and the i3 Energy Valuation Report are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual reserves may be greater than or less than the estimates provided therein.

Booked drilling locations of i3 Energy disclosed herein are derived from the i3 Energy GLJ Reserves Report and account for drilling locations that have associated 2P reserves.

This Announcement contains reference to reserves replacement of Gran Tierra which is an oil and gas metric that does not have a standardised meaning or standard method of calculation and therefore such measure may not be comparable to similar measures used by other companies and should not be used to make comparisons. That metric has been included herein to provide readers with an additional measure to evaluate Gran Tierra's performance; however, that measure is not a reliable indicator of the future performance of Gran Tierra and future performance may not compare to the performance in previous periods. Reserves replacement is calculated as reserves in the referenced category divided by estimated referenced production. Gran Tierra management uses this measure to determine the relative change of its reserves base over a period of time.

References in this Announcement to IP30, IP90 and other short-term production rates of Gran Tierra are useful in confirming the presence of hydrocarbons, however such rates are not determinative of the rates at which such wells will commence production and decline thereafter and are not indicative of long-term performance or of ultimate recovery. While encouraging, readers are cautioned not to place reliance on such rates in calculating the aggregate production of Gran Tierra. Gran Tierra cautions that such results should be considered to be preliminary.

No Profit Forecasts or Estimates

The Gran Tierra Profit Forecast and the i3 Energy Profit Forecast are profit forecasts for the purposes of Rule 28 of the Takeover Code. As required by Rule 28.1 of the Takeover Code, the assumptions on which the Gran Tierra Profit Forecast is stated are set out in Appendix 4 to this Announcement and the assumptions on which the i3 Energy Profit Forecast is stated are set out in paragraph 6 of this Announcement.

Other than the Gran Tierra Profit Forecast and the i3 Energy Profit Forecast, no statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share or dividend per share for Gran Tierra or i3 Energy, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share or dividend per share for Gran Tierra or i3 Energy as appropriate.

Dealing and Opening Position Disclosure Requirements

Under Rule 8.3(a) of the Takeover Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the Announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day following the Announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Takeover Code, any person who is, or becomes, interested in one per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4). Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. You should contact the Panel's Market Surveillance Unit on +44 20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Rule 2.9 Disclosure

In accordance with Rule 2.9 of the Takeover Code, i3 Energy confirms that as at the date of this Announcement, it has in issue and admitted to trading on the London Stock Exchange and the TSX 1,202,447,663 ordinary shares of 0.01 pence each (excluding ordinary shares held in treasury). The International Securities Identification Number (ISIN) of the ordinary shares is GB00BDHXPJ60.

In accordance with Rule 2.9 of the Takeover Code, Gran Tierra confirms that as at the date of this Announcement, it has in issue and admitted to trading on the NYSE American, the London Stock Exchange and the TSX 30,665,305 ordinary shares of US$0.001 each. The International Securities Identification Number (ISIN) of the ordinary shares is US38500T2006.

Publication on website and availability of hard copies

A copy of this Announcement is and will be available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on Gran Tierra's website https://www.grantierra.com/investor-relations/recommended-acquisition/ and on i3 Energy 's website https://i3.energy/grantierra-offer-terms/ by no later than 12 noon (London time) on the Business Day following this Announcement. For the avoidance of doubt, the contents of the websites referred to in this Announcement are not incorporated into and do not form part of this Announcement.

In accordance with Rule 30.3 of the Takeover Code, i3 Energy Shareholders and persons with information rights may request a hard copy of this Announcement by contacting i3 Energy's registrars, Link Group or by calling Link Group on +44 (0)371 664 0321. Calls are charged at the standard geographical rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Lines are open between 9.00 a.m. to 5.30 p.m. (London time), Monday to Friday (except public holidays in England and Wales). Please note that Link Group cannot provide any financial, legal or tax advice. Calls may be recorded and monitored for security and training purposes. For persons who receive a copy of this Announcement in electronic form or via a website notification, a hard copy of this Announcement will not be sent unless so requested. Such persons may also request that all future documents, announcements and information to be sent to them in relation to the Acquisition should be in hard copy form. For the avoidance of doubt, the contents of the aforementioned websites, and any websites accessible from hyperlinks on those websites, are not incorporated into and do not form part of this Announcement.

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (as amended) if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

Qualified Person's Statement

In accordance with the AIM Note for Mining and Oil and Gas Companies, i3 Energy discloses that Majid Shafiq is the qualified person who has reviewed the technical information contained in this Announcement. He has a Master's Degree in Petroleum Engineering from Heriot-Watt University and is a member of the Society of Petroleum Engineers. Majid Shafiq consents to the inclusion of the information in the form and context in which it appears.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY RESTRICTED JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.

THE FOLLOWING ANNOUNCEMENT IS AN ADVERTISEMENT AND NOT A PROSPECTUS OR CIRCULAR OR PROSPECTUS OR CIRCULAR EQUIVALENT DOCUMENT AND INVESTORS SHOULD NOT MAKE ANY INVESTMENT DECISION IN RELATION TO THE NEW GRAN TIERRA SHARES EXCEPT ON THE BASIS OF THE INFORMATION IN THE SCHEME DOCUMENT WHICH IS PROPOSED TO BE PUBLISHED IN DUE COURSE.

NEITHER THIS ANNOUNCEMENT, NOR THE INFORMATION CONTAINED HEREIN, CONSTITUTE A SOLICITATION OF PROXIES WITHIN THE MEANING OF APPLICABLE CANADIAN SECURITIES LAWS. SHAREHOLDERS ARE NOT BEING ASKED AT THIS TIME TO EXECUTE A PROXY IN FAVOUR OF THE ACQUISITION OR THE MATTERS DESCRIBED HEREIN.

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION.

FOR IMMEDIATE RELEASE.

19 August 2024

Recommended and Final* Cash and Share Acquisition

of

i3 Energy plc ("i3 Energy")

by

Gran Tierra Energy, Inc. ("Gran Tierra")

to be implemented by way of a scheme of arrangement under Part 26 of the Companies Act 2006

1.	Summary

The Boards of Gran Tierra and i3 Energy are pleased to announce that they have reached agreement on the terms of a recommended and final* cash and share offer by Gran Tierra for i3 Energy pursuant to which Gran Tierra will acquire the entire issued and to be issued share capital of i3 Energy (the "Acquisition"), intended to be effected by means of a court sanctioned scheme of arrangement between i3 Energy and the i3 Energy Shareholders under Part 26 of the Companies Act (the "Scheme").

Under the terms of the Acquisition, each i3 Energy Shareholder will be entitled to receive:

•	one New Gran Tierra Share per every 207 i3 Energy Shares held; and

•	10.43 pence cash per i3 Energy Share,

(together, the "Consideration")

In addition, each i3 Energy Shareholder will be entitled to receive:

•	a cash dividend of 0.2565 pence per i3 Energy Share in lieu of the ordinary dividend in respect of the three month period ending 30 September 2024 (the "Acquisition Dividend")

Following completion of the Acquisition, i3 Energy Shareholders will own up to 16.5 per cent. of Gran Tierra.

Based on Gran Tierra's closing price of US$8.66 per Gran Tierra Share on the NYSE American on 16 August 2024 (being the last Business Day before the Offer Period began), the Acquisition implies a value of 13.92 pence per i3 Energy Share and approximately £174.1 (US$225.4) for the entire issued and to be issued share capital of i3 Energy which represents:

(a)	a premium of 49.0 per cent. to the Closing Price of 9.34 pence per i3 Energy Share on 16 August 2024;

(b)	a premium of 49.7 per cent. to the volume weighted average price of 9.30 pence per i3 Energy Share for the 30-day period ended 16 August 2024;

(c)	a premium of 43.6 per cent. to the volume weighted average price of 9.70 pence per i3 Energy Share for the 60-day period ended 16 August 2024; and

(d)	a premium of 37.5 per cent. to the volume weighted average price of 10.12 pence per i3 Energy Share for the 180-day period ended 16 August 2024.

A Mix and Match Facility will also be made available to i3 Energy Shareholders in order to enable them to elect, subject to off-setting elections, to vary the proportions in which they receive cash and New Gran Tierra Shares to be issued. The maximum aggregate amount of cash to be paid and New Gran Tierra Shares to be issued under the terms of the Acquisition will not be varied or increased as a result of elections under the Mix and Match Facility, in accordance with Gran Tierra’s no increase statement made in accordance with Rule 32.2 of the Takeover Code. Gran Tierra reserves the right to scale back elections made for the New Gran Tierra Shares pursuant to the Mix and Match Facility if the issuance of such New Gran Tierra Shares would result in any i3 Energy Shareholder holding 10% or more of Gran Tierra's issued share capital (on a non-diluted basis) following completion of the Acquisition.

If any dividend, distribution or other return of value in respect of the i3 Energy Shares other than the Acquisition Dividend is declared, paid, made or becomes payable on or after the date of this Announcement and prior to the Effective Date, Gran Tierra will reduce the cash consideration payable for each i3 Energy Share under the terms of the Acquisition by the amount per i3 Energy Share of such dividend, distribution or other return of value. Any exercise by Gran Tierra of its rights referred to in this paragraph shall be the subject of an announcement. In such circumstances, i3 Energy Shareholders would be entitled to receive and retain any such dividend, distribution or other return of value, which has been declared, made or paid or which becomes payable.

It is intended that, immediately following completion of the Acquisition, Gran Tierra will transfer the entire issued share capital of i3 Energy to its wholly owned, indirect subsidiary, Gran Tierra EIH. Gran Tierra EIH is the holding entity for Gran Tierra's Colombian assets.

Following completion of the Acquisition, it is expected that the i3 Energy Shares will be cancelled from trading on the AIM market of the London Stock Exchange and will be delisted from the TSX and that Gran Tierra will, subject to Canadian Securities Laws, apply to have i3 Energy cease to be a reporting issuer in all jurisdictions of Canada in which it is a reporting issuer.

No Increase Statement

Gran Tierra considers the financial terms of the Acquisition comprising 10.43 pence per i3 Energy Share in cash, one new Gran Tierra Share per every 207 i3 Energy Share held, and the payment of the 0.2565 pence per i3 Energy Share Acquisition Dividend to be full and fair and therefore that the financial terms of the Acquisition will not be increased in accordance with Rule 32.2 of the Takeover Code. Under Rule 35.1 of the Takeover Code, if the Acquisition lapses, except with the consent of the Panel, Gran Tierra will not be able to make an offer for i3 Energy for at least 12 months.

Gran Tierra reserves the right to revise the financial terms of the Acquisition in the event: (i) a third party, other than Gran Tierra announces a firm intention to make an offer for i3 Energy on more favourable terms than Gran Tierra’s Acquisition; or (ii) the Panel otherwise provides its consent.

2.	Background to and reasons for the Acquisition

Over the last five years, Gran Tierra has looked to diversify into specific oil and gas basins where it is confident it can create shareholder value focused on operated, high-quality assets with large resources in place and access to infrastructure. The Western Canadian Sedimentary Basin (“WCSB”) being one of the basins on Gran Tierra’s priority list. The majority of the Gran Tierra team has worked in the WCSB and, with its headquarters located in Calgary, is well positioned to do so again.

Gran Tierra believes that the Acquisition offers significant benefits to both companies and their respective shareholders, including the following:

•	A business with increased scale and relevance: The Acquisition will create an independent energy company of scale in the Americas with significant production, reserves, cash flows and development optionality. This increased scale is expected to facilitate access to capital, allow for optimised capital allocation, enhance shareholder returns and increase relevance to investors:

o	i3 Energy has guided to 2024 working interest production of 18,000 to 19,000 BOEPD from its Canadian assets with exit rate guidance of 20,250 – 21,250 BOEPD and Gran Tierra has announced 2024 guidance production of 32,000 to 35,000 BOPD (100 per cent. oil).

o	i3 Energy has 1P working interest reserves of 88 MMBOE as at 31 July 2024 and Gran Tierra had 1P working interest reserves of 90 MMBOE as at 31 December 2023.

o	i3 Energy has 2P working interest reserves of 175 MMBOE as at 31 July 2024 and Gran Tierra had 2P working interest reserves of 147 MMBOE as at 31 December 2023.

o	i3 Energy has an independently valued 2P net present value discounted at 10 per cent. ("NPV10") (after tax) of C$994 million (approximately US$725 million) as at 31 July 2024 and Gran Tierra has an independently valued 2P NPV10 (after tax) of US$1.9 billion as at 31 December 2023. On a 1P (after tax) basis, i3 Energy’s NPV10 is C$469 million (approximately US$342 million) and Gran Tierra’s NPV10 is US$1.3 billion.

o	i3 Energy has announced full year 2024 EBITDA guidance of US$50 – 55 million after considering hedges and Gran Tierra has announced full year 2024 EBITDA guidance of US$335 – US$395 million in its low case (at US$70/bbl Brent oil pricing), US$400 – US$460 million in its base case (at US$80/bbl Brent oil pricing), and US$480 – US$540 million in its high case (at US$90/bbl Brent oil pricing).

o	i3 Energy has over 250 net booked drilling locations (over 374 gross booked drilling locations) associated with 2P reserves which, coupled with Gran Tierra’s substantial booked reserves, recent exploration discoveries and significant prospective acreage across Colombia and Ecuador, provides development and exploration upside potential to shareholders.

•	Increased diversity across geographies and product streams: The Acquisition will create a more diverse international energy company operating across the Americas in regions with substantial oil and gas production, well-established regulatory regimes, stable contracts, access to markets and attractive fiscal terms. The Combined Group will offer a more diversified proposition to both i3 Energy Shareholders and Gran Tierra shareholders. Gran Tierra's and i3 Energy's Q2 2024 production imply an approximate geographic split of 62 per cent. Colombia, 36 per cent. Canada, and 3 per cent. Ecuador for the Combined Group, with a commodity mix of 81 per cent. liquids and 19 per cent. natural gas. The addition of new geographies and commodities, along with the exposure to an investment grade country, is expected to benefit the Combined Group in terms of increased development optionality, risk diversification and credit profile. The Combined Group would have approximately 1.4 million net acres in Colombia, 138 thousand net acres in Ecuador and 584 thousand net acres in Canada including 298 thousand net acres in Central Alberta, 102 thousand net acres in Wapiti/Elmworth, 50 thousand net acres in Simonette, and 69 thousand net acres in North Alberta (Clearwater)

•	Optimised capital allocation and investment: The Combined Group will have exposure to high return projects across Canada, Colombia and Ecuador, enabling capital allocation and investment across the portfolio to be optimised, using Gran Tierra’s balance sheet strength to accelerate production and cash flow growth from i3 Energy’s 250 net booked drilling locations associated with 2P reserves and additional unbooked Canadian drilling locations and Gran Tierra’s high-impact exploration and low decline oil assets currently under waterflood. Gran Tierra further believes that the strength of the Combined Group will provide an excellent platform for future consolidation, both in Canada and internationally, with significant management expertise, free cash flow, a strong balance sheet and borrowing base potential.

•	Balance sheet strength: Gran Tierra has a strong balance sheet and ample liquidity to fund growth projects and shareholder returns. As of 30 June 2024, Gran Tierra had twelve month trailing net debt to adjusted EBITDA of 1.3x and a cash balance of US$115 million. Approximately 70 per cent. of Gran Tierra's debt is due in 2028 and 2029. The addition of i3 Energy’s production and cash flows would enhance Gran Tierra’s balance sheet and enable accelerated investment and shareholder returns. i3 Energy’s assets would add production, cash flows, reserves and a diversified drilling inventory in an investment grade country, Gran Tierra expects this enhanced scale and diversity to provide enhancements to the credit profile of the business and, ultimately, lower its cost of capital. As at 30 June 2024 i3 Energy had zero debt and a C$75 million undrawn credit facility.

•	Increased trading liquidity and investor access: Gran Tierra maintains a primary listing on the NYSE American, where it trades significant volume, with additional listings on the London Stock Exchange and the TSX. With i3 Energy shareholders expected to own up to 16.5 per cent. of Gran Tierra on completion of the Acquisition, the Acquisition is expected to provide enhanced trading liquidity for the Combined Group's shareholders across exchanges and provide continuity of trading venues for i3 Energy’s Shareholders. Additionally, with increased scale, Gran Tierra expects to be increasingly relevant to a larger pool of international equity and credit investors, with the potential for this to have further benefits in terms of trading liquidity and valuation multiple expansion.

•	Cash return for i3 Energy shareholders with upside potential: Gran Tierra’s offer provides i3 Energy Shareholders with a significant premium, in cash, to the current value of their holdings with material upside potential through equity ownership of the Combined Group. Gran Tierra intends to use the Combined Group's scale and enhanced financial capacity to accelerate development of i3 Energy’s Canadian assets as well as Gran Tierra's existing Colombian and Ecuadorian assets and expects this to provide meaningful long-term returns to shareholders of the Combined Group. Since 1 January 2023 Gran Tierra has purchased approximately 11 per cent. of its Gran Tierra Shares outstanding from free cash flow.

3.	Recommendation

The i3 Energy Directors, who have been so advised by Zeus Capital as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing its advice to the i3 Energy Directors, Zeus Capital has taken into account the commercial assessments of the i3 Energy Directors. In addition, the i3 Energy Directors consider the terms of the Acquisition to be in the best interests of the i3 Energy Shareholders as a whole. Zeus Capital is providing independent financial advice to the i3 Energy Directors for the purposes of Rule 3 of the Takeover Code.

Accordingly, the i3 Energy Directors intend to recommend unanimously that the i3 Energy Shareholders vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the i3 Energy General Meeting as those i3 Energy Directors who hold i3 Energy Shares have irrevocably undertaken to do in respect of their own beneficial holdings of an aggregate of 32,139,532 i3 Energy Shares representing, in aggregate, approximately 2.6728 per cent. of the ordinary share capital of i3 Energy in issue on the Last Practicable Date (excluding any i3 Energy Shares in treasury).

Further details of the irrevocable undertakings are set out in Appendix 3 to this Announcement.

4.	Background to and reasons for the recommendation of the i3 Energy Directors

Since entering Canada in 2020, i3 Energy has executed a series of strategic acquisitions. This targeted acquisition strategy focused on establishing four high quality core operating areas (namely Central Alberta, Simonette, Wapiti Clearwater), each area consisting of strong, low-decline, production profiles and an extensive inventory of economic development drilling opportunities.

In Q1 2024, i3 Energy was approached by multiple counterparties, including but not limited to Gran Tierra, expressing unsolicited and non-binding interest in a potential corporate combination or transaction. Beginning in Q2 2024, i3 Energy and its advisors conducted a targeted competitive outreach process (the “Process”), while strictly adhering to the rules of the Takeover Code, to evaluate potential strategic alternatives for i3 Energy. The Process was successful, with i3 Energy receiving a number of proposals. In exchange for being selected as preferred bidder, Gran Tierra was given the opportunity to improve its offer, which it did on 27 July 2024. As such, Gran Tierra was selected as preferred bidder with the offer reflecting a premium in cash to the prevailing share price and with additional upside potential from ongoing exposure to the Combined Group. In addition, i3 Energy Directors welcomed Gran Tierra’s intention to retain i3 Energy’s Canadian employee base and its ability to provide i3 Energy Shareholders with ongoing and enhanced trading liquidity through its multi-exchange listings on the NYSE American, the TSX and the London Stock Exchange.

Following further diligence and negotiations, Gran Tierra submitted a further increased non-binding proposal on 13 August 2024. Gran Tierra made a final increased proposal on 15 August 2024, reflecting the terms set out in this Announcement, which received unanimous support from the i3 Energy Directors.

The i3 Energy Directors note Gran Tierra’s familiarity with i3 Energy’s assets and operations and acknowledge the compelling strategic rationale of the Acquisition and the potential benefits for i3 Energy in the next phase of its growth.

In considering the Acquisition and the recommendation, the i3 Energy Directors have taken into account a range of factors including the following:

•	the Acquisition represents a significant premium of approximately 49 per cent. to the Closing Price of an i3 Energy Share of 9.34 pence on the Last Practicable Date, recognising the strength of i3 Energy and its prospects, but takes account of the significant requirement for capital to realise those prospects;

•	the Acquisition provides an opportunity for i3 Energy Shareholders to crystallise a premium in cash, with additional value through ongoing equity ownership in the Combined Group which provides further upside potential in addition to the initial Acquisition premium;

•	the Acquisition accelerates, without further capital investment, time or operational risk, the delivery of fair value to i3 Energy Shareholders, removing the inherent uncertainty of the delivery of future value which exists as a standalone entity;

•	the Acquisition value compares favourably to comparable company valuations and transactions across a range of metrics;

•	Gran Tierra, with a listing on the TSX, its headquarters in Calgary and with substantial previous operational experience in Canada, will be a strong custodian of i3 Energy’s assets going forward and is well positioned to obtain the necessary regulatory consents for the Acquisition;

•	the Combined Group provides higher trading liquidity for shareholders with London, New York and Toronto stock exchange listings;

•	the Acquisition will provide i3 Energy Shareholders, through their interest in the Combined Group, with exposure to significant production, cash flow and capital market access which is expected to provide the required financial strength to support the development of i3 Energy’s asset base as well as Gran Tierra’s existing assets in Colombia and Ecuador; and

•	the i3 Energy Directors welcome Gran Tierra’s confirmation that it is supportive of i3 Energy’s existing efforts to reduce carbon emissions and is committed to such measures in the future.

The i3 Energy Directors have also given careful consideration to Gran Tierra’s intentions regarding the strategy, management, employees and locations of business of i3 Energy (as set out in paragraph 11 below).

5.	Information relating to i3 Energy

i3 Energy, an independent oil and gas company, with a diverse, full-cycle portfolio of assets in the WCSB and UK North Sea (“UKNS”) was initially admitted to trading on AIM on 25 July 2017 before listing on the TSX in Q3 2020, upon the completion of the re-admission to trading on AIM following its initial Canadian acquisitions.

i3 Energy’s registered office is in Eastleigh, United Kingdom, and has an office located in Calgary in Canada, where the majority of its employees are based and where its operational plans are formulated and, in conjunction with i3 Energy's UK based management, executed.

i3 Energy’s Canadian acreage spans four key regions in some of the WCSB’s most economic play types, including Central Alberta, Simonette, Wapiti and Clearwater. The assets are 76 per cent. operated with production from approximately 850 net long-life, low-risk and low-decline wells, spanning approximately 600,000 net acres. These four core areas combined delivered 18,271 BOEPD of production in Q2 2024, comprising of 57.5 million standard cubic feet of natural gas per day ("mmcf/d"), 4,616 BOPD of natural gas liquids ("NGLs"), 3,983 BOPD of oil and condensate and 87 BOEPD of royalty interest production.

i3 Energy has a total of 375 gross (254.4 net) booked drilling locations associated with 2P reserves and additional unbooked drilling locations across its acreage.

As of 31 July 2024, i3 Energy had 2P reserves of approximately 175 MMBOE, and an independently assessed 2P NPV10 (after tax) of C$994 million (approximately US$725 million).

On 25 April 2024, i3 Energy announced its 2024 expected guidance, with full year working interest production was expected to be between 18,000 and 19,000 BOEPD. On 13 August 2024, i3 Energy announced updated guidance for 2024 full year EBITDA before hedging gains and losses between US$50 million and US$55 million and full year annual net operating income of between US$63 million and US$67 million. At the end of Q2 2024, i3 Energy had hedging in place to cover 34 per cent. and 28 per cent. of projected Q3 2024 and Q4 2024 production respectively, providing protection for approximately US$46.5 million of 2024 net operating income.

On 13 August 2024, i3 Energy announced its operating and financial results for the three and six months ended 30 June 2024. For the six months ended 30 June 2024, i3 Energy used non-IFRS measures when assessing and discussing i3 Energy's financial performance and financial position, as described further in Non-IFRS, Non-GAAP and Other Specified Financial Measures below. i3 Energy recorded an adjusted EBITDA of US$24.2 million, Net Operating Income (“NOI”) of US$31.6 million and Free Cash Flow of US$31.4 million for the six months ended 30 June 2024. i3 Energy exited the second quarter 2024 with a net cash surplus of US$7 million, positioning i3 Energy with a strong balance sheet, financial flexibility with a fully undrawn C$75 million credit facility, and solid cash flow base. i3 Energy has paid multiple dividends to its shareholders since 2021, returning £43.4 million or approximately US$55.3 million in dividends to date (excluding the Acquisition Dividend). At the end of Q2 2024, i3 Energy had hedging in place to cover 34 per cent. and 28 per cent. of projected Q3 2024 and Q4 2024 production respectively, providing protection for approximately US$46.5 million of 2024 net operating income. i3 Energy also announced a revised statement regarding the unaudited NOI of US$63 – US$67 million and EBITDA after considering hedges of US$50 – US$55 million to be generated by i3 Energy for the financial year ending 2024.

During the first half of 2024, i3 Energy focused on repositioning i3 Energy's balance sheet to unlock future growth potential. During Q2 2024, i3 Energy closed four asset transactions for combined net proceeds of US$26.29 million. The four transactions included the partial sale of its royalty assets, the partial sale of its Hangingstone assets, the disposition of certain Bluesky mineral rights and the disposition of 3.75 net sections of land in the greater Gilby area of Central Alberta. Proceeds from these transactions assisted in the elimination of all outstanding net debt.

In addition to its assets in the WCSB, i3 Energy owns and operates block 13/23c in the UK North Sea which encapsulates the Serenity oil discovery and the Minos High area. i3 Energy’s North Sea strategy has been focused on the development of existing discoveries that are located proximal to existing infrastructure in order to minimise development capital and maximise economic recovery. Like other companies with UK North Sea assets, the frequent and adverse changes to the UK’s oil and gas fiscal regime have caused significant uncertainty in relation to the development of i3 Energy’s UK assets.

6.	i3 Energy Profit Forecast

On 13 August 2024, i3 Energy announced its Q2 2024 Operational and Financial Results update (the "August Announcement"), which included the following guidance in relation to EBITDA and net operating income for the year ending 31 December 2024:

2024 Budget

Net operating income (US$ million)	63 - 67

EBITDA after considering hedges (US$ million)	50 - 55

Application of Rule 28 to i3 Energy Profit Forecast

The net operating income of US$63 – US$67 million and EBITDA (after considering hedges) of US$50 – US$55 million included in the August Announcement sets expectations for the minimum net operating income and EBITDA after considering hedges of i3 Energy for the period ending 31 December 2024 and for purposes of Rule 28.1(c) of the Takeover Code constitutes a profit forecast (the "i3 Energy Profit Forecast").

Directors' confirmation

The i3 Energy Directors confirm that, as at the date of this announcement, the i3 Energy Profit Forecast remains valid and that it has been compiled on the basis of the assumptions stated below and that the basis of accounting used is consistent with i3 Energy’s accounting policies which are in accordance with UK adopted IFRS, and their interpretations issued by the International Accounting Standards Board (“IASB”), and with IFRS and their interpretations issued by the IASB guidelines used by i3 Energy to measure business performance and that i3 Energy applied in preparing its financial statements for the year ended 31 December 2023.

Basis of preparation and principal assumptions

The i3 Energy Profit Forecast and each of the net operating income and EBITDA after considering hedges ranges set out above are based upon internal i3 Energy forecasts. In confirming the i3 Energy Profit Forecast and the net operating income and EBITDA after considering hedges ranges, the i3 Energy Directors have made the following assumptions, none of which are within their control:

•	price assumptions of US$ 78.00/barrel ("bbl") for West Texas Intermediate;

•	price assumptions of CAD 1.60/Gigajoules ("GJ") for AECO natural gas; and

•	foreign exchange assumptions for full year 2024 of approximately 0.732 US$ to C$.

7.	Information relating to Gran Tierra

Gran Tierra, together with its subsidiaries, is an independent international energy company focused on oil and natural gas exploration and production. The Gran Tierra Shares are admitted to trading on the NYSE American, the TSX and the London Stock Exchange under the ticker symbol GTE with a market capitalisation of US$266 million as at the Last Practicable Date.

Gran Tierra is a full cycle company focused on exploration, development, and production. Gran Tierra allocates approximately 60-70 per cent. of its capital program to development, with the balance to exploration and appraisal, and targets returning up to 50 per cent. of free cash flow to shareholders via share buybacks with the remainder to debt reduction. Gran Tierra is currently developing its portfolio of 100 per cent. operated oil assets spanning 25 blocks and 1.4 million net acres across Colombia and Ecuador and has a stated ambition to pursue additional growth opportunities.

Gran Tierra has guided to 2024 working interest production from existing assets of 32,000-35,000 BOPD, with reported second quarter 2024 total average working interest production of 32,776 BOPD. As at 31 December 2023, Gran Tierra had certified 1P, 2P and 3P reserves of 90 MMBOE, 147 MMBOE and 207 MMBOE, respectively, with Gran Tierra having achieved reserve replacement ratios in the year of 154 per cent. (1P), 242 per cent. (2P) and 303 per cent. (3P), respectively. Gran Tierra has had five consecutive years of 1P reserve growth.

Gran Tierra’s exploration acreage in Ecuador has seen five consecutive oil successful discoveries, all of which are currently on production.

Well	Zone	Onstream Date	Initial Rate	IP30 (BOPD) 1.	IP90 (BOPD) 2	IP30 BS&W 3	API
Charapa-B5	Hollin	11/9/2022	-	1,092	910	2%	28
Bocachico-J1	Basal Tena	5/30/2023	-	1,296	1,146	<1%	20
Arawana-J1	Basal Tena	5/17/2024	-	1,182	-	<1%	20
Bocachico Norte-J1	T-Sand	8/1/2024	1,353	-	-	-	35
Charapa-B6	Hollin	8/7/2024	2,118	-	-	-	28

1. Average initial 30-day production per well.

2. Average initial 90-day production per well.

3. Percentage of basic sediment and water in the initial 30-day production.

Gran Tierra recorded adjusted EBITDA of US$103 million in the second quarter 2024, reflecting a trailing net debt to adjusted EBITDA of 1.3x and expects this to be less than 1.0x by the end of 2024, prior to effects of the Acquisition. As at 30 June 2024, Gran Tierra had a cash balance of US$115 million and, following the successful refinancing of its senior notes in October 2023, had total debt of US$637 million, resulting in net debt of $521 million.

Gran Tierra is headquartered in Calgary and has a highly qualified and experienced management team and board of directors with a depth of experience in conventional asset development, both internationally as well as in the WCSB. Gran Tierra is committed to best-in-class ESG standards:

•	Since 2019, Gran Tierra has decreased its Scope 1 and 2 carbon emissions by 26 per cent. and decreased flaring by 76 per cent.

•	Gran Tierra recycles 92 per cent. of its operationally injected water, with an objective of sourcing 100 per cent. of its water from closed-cycle production.

•	Gran Tierra has planted 1.66 million trees and has conserved, preserved, or reforested over 4,500 hectares of land, more than 31 times Gran Tierra’s operational footprint.

•	Gran Tierra is committed to providing significant training and local employment opportunities, prioritizing local goods and services, voluntarily investing in local social and environmental projects and promoting human rights projects in the communities neighbouring our operations.

•	Gran Tierra has been accepted by the Voluntary Principles Initiative as an official member of the Voluntary Principles for Security and Human Rights world-wide initiative.

•	Gran Tierra has consistently been the top sector performer in Colombia in terms of its Lost Time Injury Frequency Rate and Total Recordable Injury Frequency, verified through an internal study conducted with the Colombian HSE National Committee.

8.	Rule 29 Valuation Reports

Gran Tierra

Your attention is drawn to the Gran Tierra Valuation Report prepared in accordance with Rule 29 of the Takeover Code, a copy of which is available on Gran Tierra's website (https://www.grantierra.com/).

On 23 January 2024, Gran Tierra announced its year end reserves for the year ended 31 December 2023 as evaluated by McDaniel, which included, among other things, statements relating to Gran Tierra's reserves, future net revenue and net present values. In connection with the Acquisition, Gran Tierra is required by Rule 29 of the Takeover Code to publish an updated independent asset valuation as at 31 December 2023 (the “Gran Tierra Valuation”). Gran Tierra has commissioned McDaniel to provide the Gran Tierra Valuation. McDaniel is independent of both Gran Tierra and i3 Energy.

The output of the Gran Tierra Valuation Report in respect of Gran Tierra net present values is reproduced below:

Total Company	Discount Rate
(US$ million)	0%	5%	10%	15%	20%
Before Tax
Proved Developed Producing	1,362	1,228	1,117	1,025	948
Proved Developed Non-Producing	135	115	99	87	77
Proved Undeveloped	1,209	932	730	579	465
Total Proved	2,706	2,275	1,946	1,691	1,490
Total Probable	2,062	1,493	1,117	861	680
Total Proved plus Probable	4,768	3,768	3,063	2,552	2,170
Total Possible	2,513	1,698	1,207	895	688
Total Proved plus Probable plus Possible	7,281	5,466	4,270	3,447	2,858

After Tax
Proved Developed Producing	1,025	930	848	779	721
Proved Developed Non-Producing	73	63	54	48	42
Proved Undeveloped	691	514	384	288	216
Total Proved	1,789	1,507	1,286	1,115	979
Total Probable	1,142	816	601	455	353
Total Proved plus Probable	2,931	2,323	1,887	1,570	1,332
Total Possible	1,413	945	664	486	370
Total Proved plus Probable plus Possible	4,344	3,268	2,551	2,056	1,702

For the purposes of Rule 29.5 of the Takeover Code, the Gran Tierra Directors confirm that McDaniel has confirmed to them that an updated valuation of Gran Tierra's asset portfolio as at the date of this Announcement would not be materially different from the valuation given by McDaniel on 15 August 2024 with an effective date of 31 December 2023 and contained in McDaniel's valuation report available on Gran Tierra's website at https://www.grantierra.com/).

Rule 29.6 of the Takeover Code requires that this Announcement contain an estimate by the Gran Tierra Directors of the amount of any potential tax liability which would arise if the assets were to be sold at the amount of the valuation contained in the Gran Tierra Valuation Report and a comment as to the likelihood of any such liability crystallising. The Gran Tierra Directors, having taken appropriate taxation advice, believe that realistic transaction structures exist for such a sale such that it is likely that no tax would be payable.

i3 Energy

Your attention is drawn to the i3 Energy Valuation Report prepared in accordance with Rule 29 of the Takeover Code, a copy of which is available on i3 Energy’s website at https://i3.energy/grantierra-offer-terms/.

On 25 March 2024, i3 Energy announced its year end reserves for the year ended 31 December 2023 as evaluated by GLJ, which included, among other things, statements relating to i3 Energy's reserves, future net revenue and net present values. In connection with the Acquisition, i3 Energy is required by Rule 29 of the Takeover Code to publish an updated independent asset valuation as of 31 July 2024 (the “i3 Energy Valuation”). i3 Energy has commissioned GLJ to provide the i3 Energy Valuation. GLJ is independent of both i3 Energy and Gran Tierra.

The output of the i3 Energy Valuation Report in respect of i3 Energy net present values is reproduced below:

Total Company	Discount Rate
(C$ million)	0%	5%	10%	15%	20%
Before Tax
Proved Developed Producing	260	394	353	307	270
Proved Developed Non-Producing	19	15	13	11	9
Proved Undeveloped	573	379	256	175	119
Total Proved	852	788	622	492	398
Total Probable	1,714	1,069	723	518	386
Total Proved plus Probable	2,565	1,857	1,345	1,010	784

After Tax
Proved Developed Producing	160	316	289	253	224
Proved Developed Non-Producing	15	12	10	8	7
Proved Undeveloped	430	271	170	104	59
Total Proved	604	598	469	366	290
Total Probable	1,317	800	525	363	260
Total Proved plus Probable	1,921	1,399	994	729	550

For the purposes of Rule 29.5 of the Takeover Code, the i3 Energy Directors confirm that GLJ has confirmed to them that an updated valuation of i3 Energy's asset valuation as at the date of this Announcement would not be materially different from the valuation given by GLJ on 12 August 2024 with an effective date of 31 July 2024 and contained in GLJ Ltd.'s valuation report available on i3 Energy’s website at https://i3.energy/grantierra-offer-terms/.

For the purposes of Rule 29.6 of the Takeover Code, in the event that the assets within i3 Energy were to be sold at the valuation contained in the i3 Energy Valuation Report, the proceeds on such disposal may be subject to taxation in Canada. The i3 Energy Directors estimate that the potential tax liability that would arise would be approximately £21 million. It is not expected that the aforementioned tax liability will crystallise in connection with the Acquisition.

9.	Financing

The consideration payable under the Acquisition will be funded by existing cash resources and debt to be provided under the Facility Agreement.

On 19 August 2024 Gran Tierra, as borrower, and Trafigura PTE Ltd, as lender, entered into the Facility Agreement, pursuant to which Trafigura will provide a term loan facility for an amount of the US$ equivalent of £80 million (the “Loan Facility”) made available on a customary “certain funds” basis consistent with the Takeover Code to fund the cash consideration payable to i3 Energy’s Shareholders in connection with the Acquisition and associated costs. The Loan Facility has a term of 12 months from the date of first drawdown and bears interest at a 3-month SOFR reference rate plus a margin of 300 basis points per annum for the first three months after the first drawdown and 600 basis points per annum thereafter.

Subject to satisfying standard conditions precedent to initial utilization, the Loan Facility is available for drawdown from the date of the Facility Agreement to the last day of the Certain Funds Period (as defined in the Facility Agreement). The Loan Facility will automatically be cancelled in full if it has not been drawn within the Certain Funds Period.

The Facility Agreement provides that if Gran Tierra has not, within 9 months of first Utilisation under the Loan Facility, entered into documentation to either raise debt for the Acquisition or repay the loans under the Loan Facility (the "Loans"), then Gran Tierra and Trafigura shall enter into new finance documentation based on a previously agreed financing arrangement in August 2022 and use the proceeds of such financing to repay the Loans in full.

In accordance with Rule 2.7(d) of the Takeover Code, Stifel, as financial adviser to Gran Tierra is satisfied that sufficient financial resources are available to Gran Tierra to satisfy in full the cash consideration payable to i3 Energy Shareholders under the Acquisition.

10.	Mix and Match Facility

i3 Energy Shareholders may elect, subject to availability, to vary the proportions in which they receive cash and New Gran Tierra Shares in respect of their holdings in i3 Energy Shares. However, the total number of New Gran Tierra Shares to be issued and the maximum aggregate amount of cash to be paid under the terms of the Acquisition will not be varied or increased as a result of elections under the Mix and Match Facility in accordance with Gran Tierra’s no increase statement made in accordance with Rule 32.2 of the Takeover Code. Accordingly, satisfaction of elections made by i3 Energy Shareholders under the Mix and Match Facility will depend on the extent to which other i3 Energy Shareholders make offsetting elections.

To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis. As a result, i3 Energy Shareholders who make an election under the Mix and Match Facility will not necessarily know the exact number of New Gran Tierra Shares or the amount of cash they will receive until settlement of the consideration due to them under the terms of the Acquisition. The Mix and Match Facility is conditional upon the Acquisition becoming Effective.

Elections under the Mix and Match Facility will not affect the entitlements of those i3 Energy Shareholders who do not make such elections.

Gran Tierra reserves the right to scale back elections made for the New Gran Tierra Shares pursuant to the Mix and Match Facility if the issuance of such New Gran Tierra Shares would result in any i3 Energy Shareholder holding 10% or more of Gran Tierra's issued share capital (on a non-diluted basis) following completion of the Acquisition.

Further details in relation to the Mix and Match Facility will be contained in the Scheme Document.

11.	Strategic Plans for i3 Energy, i3 Energy Directors, management, employees and locations

Gran Tierra intends to use the combined company’s scale and enhanced financial capacity to accelerate development of i3 Energy’s Canadian assets as well as Gran Tierra's existing Colombian and Ecuadorian assets. Following completion of the Acquisition, Gran Tierra intends to conduct a review of i3 Energy's UK assets. This will not result in any reduction in headcount beyond that which is stated below. Gran Tierra does not intend to relocate any of i3 Energy's fixed assets, save for relocating i3 Energy's London headquarters and headquarter functions to Gran Tierra's headquarters in Calgary.

Gran Tierra holds the skills, knowledge and expertise of i3 Energy’s management and employees in high regard and believes the Acquisition will provide exciting opportunities to i3 Energy's Canada based employees. Gran Tierra does not intend to make any material changes to the balance of skills and functions of employees and management of i3 Energy in Canada. Gran Tierra confirms that, following completion of the Acquisition, the existing contractual and statutory employment rights of i3 Energy's employees will be fully safeguarded in accordance with applicable law. Gran Tierra intends that the current employment arrangements of all employees and management based in Canada will be terminated on completion of the Acquisition and any severance obligations owed to them paid in accordance with the terms of those arrangements. Gran Tierra intends to then rehire the Canadian employees and management on terms and compensation arrangements consistent with Gran Tierra's employment terms and existing programs. Becoming part of a larger organisation, there may be opportunities for i3 Energy employees to be immediately integrated into the Gran Tierra operations outside of Canada. Gran Tierra does not expect that there will be any material reduction in i3 Energy’s Canada based employee headcount following the rehiring offers being made to all employees and management.

Concurrent with completion of the Acquisition, Gran Tierra intends to reduce the i3 Energy UK headcount in its entirety as part of the relocation of i3 Energy's London headquarters and headquarter functions to Gran Tierra's headquarters in Calgary. This will affect all relevant employees of whom there are four, including the chief executive officer. This reduction in headcount will be undertaken in consultation with the affected employees and in accordance with applicable law.

It is also envisaged that the remaining i3 Energy Directors will resign on completion of the Acquisition.

Gran Tierra confirms that it does not intend to seek or implement, as a result of the Acquisition, any material changes regarding the continued employment of the employees and management of the Gran Tierra Group, including any material change in the conditions of employment or in the balance of the skills and functions of the employees and management.

Subject to the Scheme becoming Effective, i3 Energy will make an application to the London Stock Exchange for the cancellation of the admission to trading of the i3 Energy shares on the AIM market of the London Stock Exchange , and to the TSX for the delisting of the i3 Energy Shares from the TSX, to take effect on or shortly after the Effective Date. It is expected that Gran Tierra will, subject to applicable Canadian securities laws, subsequently apply to have i3 Energy cease to be a reporting issuer in all jurisdictions in Canada in which it is a reporting issuer.

i3 Energy does not have any research and development functions and Gran Tierra does not intend to create such functions. i3 Energy does not operate any defined benefit pension schemes and Gran Tierra does not intend to create any such schemes.

No statements in this paragraph 11 constitute "post-offer undertakings" for the purposes of Rule 19.5 of the Code.

12.	Deferred Shares

In addition to its ordinary share capital, i3 Energy has 5,000 Deferred Shares in issue. The Deferred Shares were issued by i3 Energy in 2017 shortly before i3 Energy’s AIM IPO. The Deferred Shares were subscribed by two of i3 Energy’s then founder directors for an aggregate subscription price of £50,000 in order to enable i3 Energy to meet the minimum share capital requirements ahead of such AIM IPO.

The i3 Energy articles of association provide for the holders of the Deferred Shares to be paid an aggregate amount of £50,000 in the event of a transaction such as the Acquisition, but with such £50,000 being funded out of the sale proceeds that would be due to the i3 Energy Shareholders. It is not possible to facilitate this arrangement with the terms of the Scheme, so it was agreed that the parties concerned enter into the Deferred Shares Share Purchase Agreements.

Gran Tierra has entered into conditional share purchase agreements with Neill Carson (a non-executive director of i3 Energy) and Graham Heath (the former CFO of i3 Energy) pursuant to which Gran Tierra has agreed to purchase the Deferred Shares for an aggregate consideration of £50,000 conditional only upon the Scheme having become Effective. In addition, each of Neill Carson and Graham Heath has given an irrevocable undertaking to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the i3 Energy General Meeting in respect of their i3 Energy Shares and, to the extent required, in respect of their Deferred Shares.

13.	i3 Energy Share Plans

Participants in the i3 Energy Share Plans will be contacted regarding the effect of the Acquisition on their rights under the i3 Energy Share Plans and appropriate proposals will be made to such participants in due course.

14.	Offer related Arrangements

Confidentiality Agreement

Gran Tierra and i3 Energy have entered into a mutual non-disclosure agreement dated 28 February 2024 pursuant to which each of Gran Tierra and i3 Energy has undertaken, among other things, to keep certain information relating to the Acquisition and the other party confidential and not to disclose it to third parties (other than to permitted parties) unless required by law or regulation.

Cooperation Agreement

Gran Tierra and i3 Energy entered into a Co-operation Agreement dated 19 August 2024, pursuant to which Gran Tierra and i3 Energy have agreed: (i) to co-operate, use reasonable endeavours and provide each other with reasonable information, assistance and access in relation to the filings, submissions and notifications to be made in relation to regulatory clearances and authorisations that are required in connection with the Acquisition; (ii) to co-operate, use reasonable endeavours and provide each other with reasonable information, assistance and access in relation to the notifications to, and obtention of consents from, certain regulatory authorities; and (iii) to certain provisions if the Scheme should switch to a Takeover Offer. Gran Tierra has also agreed to provide i3 Energy with certain information for the purposes of the Scheme Document and to otherwise assist with the preparation of the Scheme Document.

The Co-operation Agreement records the intention of Gran Tierra and i3 Energy to implement the Acquisition by way of the Scheme, subject to Gran Tierra's right to switch to a Takeover Offer in certain circumstances.

The Co-operation Agreement may be terminated with immediate effect in the following circumstances, among others:

(i)	if Gran Tierra and i3 Energy so agree in writing;

(ii)	the i3 Energy Board (i) withdraws or adversely modifies the i3 Energy Board recommendation, (ii) recommends a competing proposal, or (iii) makes a statement in relation its intention to do so; or

(iii)	upon notice by Gran Tierra to i3 Energy if: (i) a competing proposal is announced which the i3 Energy Board has recommended or has noted its intention to recommend; or (ii) i3 Energy announces that it or any member of the Wider i3 Energy Group has entered into one or more legally binding agreements to effect a competing proposal.

The Co-operation Agreement also contains provisions that will apply in respect of the i3 Energy Share Plans.

15.	Irrevocable undertakings

The i3 Energy Directors, who have been so advised by Zeus Capital as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing its advice to the i3 Energy Directors, Zeus Capital has taken into account the commercial assessments of the i3 Energy Directors. In addition, the i3 Energy Directors consider the terms of the Acquisition to be in the best interests of the i3 Energy Shareholders as a whole. Zeus Capital is providing independent financial advice to the i3 Energy Directors for the purposes of Rule 3 of the Takeover Code.

Accordingly, the i3 Energy Directors intend to recommend unanimously that the i3 Energy Shareholders vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the i3 Energy General Meeting as those i3 Energy Directors who hold i3 Energy Shares have irrevocably undertaken to do in respect of their own beneficial holdings of in aggregate 32,139,532 i3 Energy Shares representing approximately 2.7 per cent. of the existing issued ordinary share capital of i3 Energy on the Last Practicable Date (excluding any i3 Energy Shares held in treasury).

Gran Tierra has also received irrevocable undertakings to vote (or, in relation to the i3 Energy CFDs, to use best endeavours to procure votes) in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the i3 Energy General Meeting from the Polus Funds and Graham Heath in respect of a total of 238,537,465 i3 Energy Shares and 118,006,332 i3 Energy CFDs, which represent, in aggregate, approximately 19.84 per cent. and 9.81 per cent. respectively, of i3 Energy's existing issued ordinary share capital on the Last Practicable Date (excluding any i3 Energy Shares held in treasury). Therefore, the total number of i3 Energy Shares and i3 Energy CFDs that are subject to irrevocable undertakings received by Gran Tierra from the Polus Funds and Graham Heath is 356,543,797 i3 Energy Shares and i3 Energy CFDs, representing in aggregate approximately 29.65 per cent. of i3 Energy's existing issued ordinary share capital on the Last Practicable Date (excluding any i3 Energy Shares held in treasury).

Therefore, Gran Tierra has received irrevocable undertakings to vote (or, in relation to the i3 Energy CFDs, to use best endeavours to procure votes) in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the i3 Energy General Meeting from holders of 270,676,997 i3 Energy Shares and 118,006,332 i3 Energy CFDs, which represent, in aggregate, approximately 22.51 per cent. and 9.81 per cent. respectively, of i3 Energy's existing issued ordinary share capital on the Last Practicable Date (excluding any i3 Energy Shares held in treasury). The total number of i3 Energy Shares and i3 Energy CFDs that are subject to irrevocable undertakings received by Gran Tierra is 388,683,329 i3 Energy Shares and i3 Energy CFDs, representing in aggregate approximately 32.32 per cent. of i3 Energy's existing issued ordinary share capital on the Last Practicable Date (excluding any i3 Energy Shares held in treasury).

Further details of the irrevocable undertakings are set out in Appendix 3 to this Announcement.

16.	Scheme of Arrangement

It is intended that the Acquisition will be implemented by way of a court sanctioned scheme of arrangement under Part 26 of the Companies Act, further details of which are contained in the full text of this Announcement and full details of which will be set out in the Scheme Document to be published by i3 Energy in due course. However, Gran Tierra reserves the right, with the consent of the Panel, to implement the Acquisition by way of a Takeover Offer. The procedure involves, among other things, an application by i3 Energy to the Court to sanction the Scheme, in consideration for which Scheme Shareholders who are on the register of members at the Scheme Record Time will receive the Consideration. The purpose of the Scheme is to provide for Gran Tierra to become the holder of the entire issued ordinary share capital of i3 Energy.

The Acquisition will be subject to the Conditions and certain further terms set out in Appendix 1 to this Announcement and to the full terms and conditions which will be set out in the Scheme Document, including the approval of the Scheme by the Scheme Shareholders, the sanction of the Scheme by the Court, the satisfaction of the NSTA Condition, the Minority Shareholder Protection Condition and the Competition Act Condition, and the approval of the TSX.

To become effective, the Scheme requires the approval of Scheme Shareholders by the passing of a resolution at the Court Meeting. The resolution must be approved by a majority in number of the Scheme Shareholders present and voting (and entitled to vote), either in person or by proxy, representing not less than 75 per cent. in value of the Scheme Shares voted by such Scheme Shareholders. In addition, a special resolution relating to the Acquisition must be passed at the i3 Energy General Meeting, which requires the approval of i3 Energy Shareholders representing at least 75 per cent. of the votes cast at the i3 Energy General Meeting (either in person or by proxy).

The Scheme must also be approved by a simple majority of the votes cast on the relevant resolution at the i3 Energy Meetings, in each case by i3 Energy Shareholders after excluding the votes cast by Neill Carson as a result of his role as a director of i3 Energy and his entry into the Deferred Shares Share Purchase Agreement with Gran Tierra, together with any other person (if any) whose vote may not be included under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators.

The i3 Energy General Meeting will be held immediately after the Court Meeting.

The i3 Energy Meetings are to be held no later than the 22nd day after the expected date of the i3 Energy Meetings to be set out in the Scheme Document in due course (or such later date, if any, as Gran Tierra may determine with the agreement of i3 Energy or with the consent of the Panel and approval of the Court, if such approval is required).

Following the i3 Energy Meetings, the Scheme must be sanctioned by the Court no later than the 22nd day after the expected date of the Scheme Court Hearing to be set out in the Scheme Document in due course (or such later date, if any, as Gran Tierra may determine with the agreement of i3 Energy or with the consent of the Panel and approval of the Court, if such approval is required ). The Scheme will only become effective once a copy of the Court Order is delivered to the Registrar of Companies.

The Scheme is expected to become effective in Q4 2024, subject to the satisfaction or, where permitted, waiver of the Conditions and certain further terms set out in Appendix 1 to this Announcement.

Upon the Scheme becoming Effective, it will be binding on all i3 Energy Shareholders, irrespective of whether or not they attended or voted at the i3 Energy Meetings and share certificates in respect of i3 Energy Shares will cease to be valid and entitlements to i3 Energy Shares held within the CREST system will be cancelled.

The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the i3 Energy General Meeting and the expected timetable of principal events, and will specify the action to be taken by Scheme Shareholders. It is expected that the Scheme Document, together with the Forms of Proxy and Forms of Election (and/or where required, Letters of Transmittal) in relation to the Mix and Match Facility, will be published as soon as practicable and in any event within 28 days of the date of this Announcement (or such later date as may be agreed by Gran Tierra and i3 Energy with the consent of the Panel).

The Scheme will be governed by English law and will be subject to the jurisdiction of the Courts of England and Wales. The Scheme will be subject to the applicable requirements or acceptance, as applicable, of the Takeover Code, Canadian Securities Laws, the Panel, the London Stock Exchange, the TSX, the NYSE American, the FCA and the AIM Rules.

17.	Admission of New Gran Tierra Shares

It is a Condition that the New Gran Tierra Shares be admitted to the Official List and to trading on the London Stock Exchange's Main Market for listed securities respectively. It is expected that such Admission will become effective and that dealings for normal settlement in the New Gran Tierra Shares will commence at 8.00 a.m. (London time) on the first Business Day following the Effective Date.

It is a Condition that the TSX Approval shall have been obtained. In addition, it is a condition to the Acquisition that the New Gran Tierra Shares be approved for listing on the NYSE American, subject to official notice of issuance. There can be no assurance that the New Gran Tierra Shares will be listed on the TSX, the NYSE American or the London Stock Exchange.

The New Gran Tierra Shares will be issued in non-certificated book-entry form and, upon issuance, will be validly issued, credited as fully paid, and non-assessable. They will rank pari passu in all respects with the existing Gran Tierra Shares, including the rights to receive all dividends and other distributions (if any) declared, made or paid by Gran Tierra by reference to a record date falling after the Effective Date.

Fractions of New Gran Tierra Shares will not be allotted or issued pursuant to the Acquisition and entitlements of Scheme Shareholders will be rounded down to the nearest whole number of New Gran Tierra Shares. All fractional entitlements to New Gran Tierra Shares will be aggregated and sold in the market as soon as practicable after the Effective Date. The net proceeds of such sale (after deduction of all expenses and commissions incurred in connection with the sale) will be distributed by Gran Tierra in due proportions to Scheme Shareholders who would otherwise have been entitled to such fractions provided that individual entitlements to amounts of less than £5.00 will not be paid to Scheme Shareholders but will be retained for the benefit of Gran Tierra.

18.	Delisting

Prior to the Scheme becoming Effective, an application will be made by i3 Energy for the cancellation of trading of the i3 Energy Shares on the AIM market of the London Stock Exchange and the delisting of the i3 Energy Shares from the TSX, to take effect on or shortly after the Effective Date. On the AIM market of the London Stock Exchange, the last day of dealings in i3 Energy Shares is expected to be the Business Day immediately prior to the Effective Date and no transfers shall be registered after 6:00 p.m. (London time) on that date.

On the Effective Date, i3 Energy will become a wholly-owned subsidiary of Gran Tierra and share certificates in respect of the i3 Energy Shares will cease to be valid and should be destroyed and entitlements to i3 Energy Shares held within the CREST system shall be cancelled.

In addition, entitlements held within the CREST system to the i3 Energy Shares will be cancelled.

Following the Effective Date, it is expected that Gran Tierra will, subject to Canadian Securities Laws, apply to have i3 Energy cease to be a reporting issuer in all Canadian jurisdictions in which it is a reporting issuer.

19.	Disclosure of Interests

(a)	As at the close of business on the Last Practicable Date, save for the irrevocable undertakings referred to in paragraph 15 above, neither Gran Tierra, nor any of the Gran Tierra Directors, nor, so far as Gran Tierra is aware, any person acting in concert (within the meaning of the Takeover Code) with Gran Tierra has:

(i)	any interest in or right to subscribe for any relevant securities of i3 Energy;

(ii)	any short positions in respect of relevant i3 Energy Shares (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery;

(iii)	borrowed or lent any relevant i3 Energy Shares (including, for these purposes, any financial collateral arrangements of the kind referred to in Note 3 on Rule 4.6 of the Takeover Code), save for any borrowed shares which had been either on-lent or sold; or

(iv)	any dealing arrangement of the kind referred to in Note 11(a) on the definition of acting in concert in the Takeover Code in relation to i3 Energy Shares or in relation to securities convertible or exchangeable into i3 Energy Shares.

20.	Consents

Each of Stifel, Eight Capital, Zeus Capital, TPH and National Bank has given and not withdrawn their consent to the publication of this Announcement with the inclusion herein of the references to their names in the form and context in which they appear.

GLJ has given and not withdrawn its consent to the publication of its valuation report in this Announcement (by incorporation by reference) with the inclusion herein to the references to its name and, where applicable, report in the form and context in which it is included (by reference).

McDaniel has given and not withdrawn its consent to the publication of its valuation report in this Announcement (by incorporation by reference) with the inclusion herein to the references to its name and, where applicable, report in the form and context in which it is included (by reference).

21.	Documents available for inspection

Copies of the following documents will, by no later than 12 noon (London time) on 20 August 2024, be published on Gran Tierra's website at https://www.grantierra.com/investor-relations/recommended-acquisition/ and on i3 Energy's website at https://i3.energy/grantierra-offer-terms/:

(a)	this Announcement;

(b)	irrevocable undertakings listed in Appendix 3 to this Announcement;

(c)	the Confidentiality Agreement;

(d)	the consent letters referred to in paragraph 20 above;

(e)	the Valuation Reports;

(f)	the Co-operation Agreement;

(g)	the Facility Agreement; and

(h)	the Deferred Shares Share Purchase Agreements.

22.	General

The bases and sources for certain financial information contained in this Announcement are set out in Appendix 2 to this Announcement. A summary of the irrevocable undertakings given in relation to the Acquisition is set out in Appendix 3 to this Announcement. Gran Tierra's Profit Forecast is set out in Appendix 4 to this Announcement. Certain terms used in this Announcement are defined in Appendix to this Announcement.

The Acquisition is not a “take-over bid” as defined under Canadian Take-Over Bid Rules. However, Gran Tierra reserves the right, with the consent of the Panel, to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued share capital of i3 Energy not already held by Gran Tierra as an alternative to the Scheme. In such an event a Takeover Offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendments referred to in Part C of Appendix 1 to this Announcement.

For the purposes of Rule 29.5 of the Takeover Code, the i3 Energy Directors confirm that GLJ has confirmed to them that an updated valuation of i3 Energy's asset valuation as at the date of this Announcement would not be materially different from the valuation given by GLJ as at 31 July 2024 and contained in GLJ's valuation report available on i3 Energy’s website at https://i3.energy/grantierra-offer-terms/.

For the purposes of Rule 29.5 of the Takeover Code, the Gran Tierra Directors confirm that McDaniel has confirmed to them that an updated valuation of Gran Tierra's asset portfolio as at the date of this Announcement would not be materially different from the valuation given by McDaniel as at 15 August 2024 and contained in the valuation report(s) available on Gran Tierra's website at https://www.grantierra.com/investor-relations/recommended-acquisition/.

Further Information

This Announcement is for information purposes only and is not intended to and does not constitute or form part of an offer, offer to acquire, invitation or the solicitation of an offer, offer to acquire or invitation to purchase, or otherwise acquire, offer to acquire, subscribe for, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise nor shall there be any sale, issuance or transfer of securities of Gran Tierra or i3 Energy pursuant to the Acquisition in any jurisdiction in contravention of applicable laws. The Acquisition will be implemented solely pursuant to the terms of the Scheme Document (or, in the event that the Acquisition is to be implemented by means of an Takeover Offer, the Offer Document), which, together with the Forms of Proxy and the Forms of Election (and/or where required, Letters of Transmittal) in relation to the Mix and Match Facility, will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition should be made on the basis of the information contained in the Scheme Document or the Forms of Proxy or the Forms of Election (and/or where required, Letters of Transmittal) in relation to the Mix and Match Facility. In particular, this Announcement is not an offer of securities for sale in the United States or in any other jurisdiction. No offer of securities shall be made in the United States absent registration under the US Securities Act, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued as part of the Acquisition are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the US Securities Act. Additionally, if the Acquisition is implemented by way of a scheme of arrangement or a Takeover Offer, any New Gran Tierra Shares to be issued in connection with the Acquisition are expected to be issued in reliance upon the prospectus exemption provided by 2.11 or Section 2.16, as applicable, of National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators and in compliance with the provincial securities laws of Canada.

The Acquisition will be made solely by means of the scheme document to be published by i3 Energy in due course, or (if applicable) pursuant to an offer document to be published by Gran Tierra, which (as applicable) would contain the full terms and conditions of the Acquisition. Any decision in respect of, or other response to, the Acquisition, should be made only on the basis of the information contained in such document(s). If, in the future, Gran Tierra ultimately seeks to implement the Acquisition by way of a Takeover Offer, or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, that offer will be made in compliance with applicable US laws and regulations. and, to the extent such Takeover Offer extends into the provinces of Canada, such Takeover Offer will be made in compliance with the provincial securities laws of Canada, including, without limitation, to the extent applicable, the rules applicable to take-over bids under National Instrument 62-104 – Take-Over Bids and Issuer Bids of the Canadian Securities Administrators.

The statements contained in this Announcement are made as at the date of this Announcement, unless some other time is specified in relation to them, and publication of this Announcement shall not give rise to any implication that there has been no change in the facts set forth in this Announcement since such date.

This Announcement has been prepared for the purpose of complying with English law and the Takeover Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England and Wales, including (without limitation) the United States and Canada. The Acquisition will be subject to the applicable requirements or acceptance, as applicable, of the Takeover Code, Canadian Securities Laws, the Panel, the London Stock Exchange, the TSX, the NYSE American, the FCA and the AIM Rules.

This Announcement contains inside information in relation to each of i3 Energy and Gran Tierra for the purposes of Article 7 of the Market Abuse Regulation. The person responsible for making this Announcement on behalf of i3 Energy is Majid Shafiq and the person responsible for making this Announcement on behalf of Gran Tierra is Gary Guidry.

This Announcement does not constitute a prospectus or circular or prospectus or circular equivalent document, nor does this Announcement, or the information contained herein, constitute a solicitation of proxies within the meaning of applicable Canadian Securities Laws. Shareholders are not being asked at this time to execute a proxy in favour of the Acquisition or the matters described herein.

Information Relating to i3 Energy Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by i3 Energy Shareholders, persons with information rights and other relevant persons for the receipt of communications from i3 Energy may be provided to Gran Tierra during the Offer Period as required under Section 4 of Appendix 4 of the Takeover Code or Canadian Securities Laws, as applicable.

Overseas Jurisdictions

The release, publication or distribution of this Announcement in or into jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom to vote their i3 Energy Shares with respect to the Scheme at the Court Meeting, or to execute and deliver forms of proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person.

Unless otherwise determined by Gran Tierra or required by the Takeover Code, and permitted by applicable law and regulation, the availability of New Gran Tierra Shares to be issued pursuant to the Acquisition to i3 Energy Shareholders will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Acquisition by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this Announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any other jurisdiction where to do so would constitute a violation of the laws of that jurisdiction, and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send such documents in or into or form any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Acquisition. If the Acquisition is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), the Takeover Offer may not be made directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Takeover Offer may not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

The availability of New Gran Tierra Shares pursuant to the Acquisition to i3 Energy Shareholders who are not resident in the United Kingdom or the ability of those persons to hold such shares may be affected by the laws or regulatory requirements of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements. i3 Energy Shareholders who are in doubt about such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

Further details in relation to i3 Energy Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notice to US Shareholders

The Acquisition relates to the shares of an English company with a listing on the London Stock Exchange and the TSX and is proposed to be implemented pursuant to a scheme of arrangement provided for under the law of England and Wales. A transaction effected by means of a scheme of arrangement is not subject to proxy solicitation or the tender offer rules under the US Exchange Act. Accordingly, the Acquisition is subject to the procedural and disclosure requirements, rules and practices applicable in the United Kingdom to schemes of arrangement which differ from the requirements of US proxy solicitation or tender offer rules. . Financial information included in this Announcement and the Scheme Document in relation to Gran Tierra has been or will be prepared in accordance with US GAAP and in relation to i3 Energy has been or will be prepared in accordance with International Financial Reporting Standards ("IFRS").

If, in the future, Gran Tierra elects, with the consent of the Panel, to implement the Acquisition by means of a Takeover Offer and determines to extend such Takeover Offer into the United States, such Takeover Offer will be made in compliance with all applicable laws and regulations, including, without limitation, to the extent applicable, Section 14(e) of the US Exchange Act and Regulation 14E thereunder, and subject, in the case of participation by i3 Energy Shareholders resident in the United States, to the availability of an exemption (if any) from the registration requirements of the US Securities Act and of the securities laws of any state or other jurisdiction of the United States. Such Takeover Offer would be made by Gran Tierra and no one else. In addition to any such Takeover Offer, Gran Tierra, certain affiliated companies and the nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, shares in i3 Energy outside such Takeover Offer during the period in which such Takeover Offer would remain open for acceptance. If such purchases or arrangements to purchase were to be made, they would be made outside the United States and would comply with applicable law, including the US Exchange Act. Any information about such purchases will be disclosed as required in the United Kingdom, United States and Canada and will be reported to a Regulatory Information Service of the FCA and will be available on the London Stock Exchange website: www.londonstockexchange.com/, and, if required, on the SEC website at http://www.sec.gov.

The New Gran Tierra Shares have not been and will not be registered under the US Securities Act or under the securities laws of any state or other jurisdiction of the United States. Accordingly, the New Gran Tierra Shares may not be offered, sold, resold, delivered, distributed or otherwise transferred, directly or indirectly, in or into or from the United States absent registration under the US Securities Act or an exemption therefrom and in compliance with the securities laws of any state or other jurisdiction of the United States. The New Gran Tierra Shares are expected to be issued in reliance upon the exemption from the registration requirements of the US Securities Act provided by section 3(a)(10) thereof.

None of the securities referred to in this Announcement have been approved or disapproved by the SEC, any state securities commission in the United States or any other US regulatory authority, nor have such authorities passed upon or determined the fairness or merits of such securities or the Acquisition or upon the adequacy or accuracy of the information contained in this Announcement. Any representation to the contrary is a criminal offence in the United States.

It may be difficult for US holders of i3 Energy Shares to enforce their rights and claims arising out of the US federal securities laws, since i3 Energy is organised in a country other than the United States, and some or all of its officers and directors may be residents of, and some or all of its assets may be located in, jurisdictions other than the United States. US holders of i3 Energy Shares may have difficulty effecting service of process within the United States upon those persons or recovering against judgments of US courts, including judgments based upon the civil liability provisions of the US federal securities laws. US holders of i3 Energy Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court's judgment.

The receipt of New Gran Tierra Shares pursuant to the Acquisition by a US i3 Energy Shareholder may be a taxable transaction for US federal income tax purposes, and may also be a taxable transaction under applicable state and local tax laws, as well as foreign and other tax laws. Each i3 Energy Shareholder is urged to consult its independent professional adviser immediately regarding the tax consequences of the Acquisition.

Notice to Canadian i3 Energy Shareholders

The Acquisition relates to the securities of an English company with a listing on the London Stock Exchange and the TSX and is proposed to be implemented pursuant to a scheme of arrangement provided for under the laws of England and Wales. A transaction effected by means of a scheme of arrangement may differ from the procedures and requirements that would be applicable to a similar transaction under applicable Canadian corporate laws or Canadian Securities Laws, including the rules applicable to take-over bids under National Instrument 62-104 – Take-Over Bids and Issuer Bids of the Canadian Securities Administrators (“Canadian Take-Over Bid Rules”). While Gran Tierra and i3 Energy will complete the Acquisition in accordance with applicable Canadian Securities Laws, the Acquisition is subject to the procedural and disclosure requirements, rules and practices applicable to schemes of arrangement involving a target company incorporated in England and listed on the London Stock Exchange and the TSX, which may differ in certain areas from the requirements applicable to similar transactions under applicable Canadian corporate laws or Canadian Securities Laws.

The Acquisition is not a “take-over bid” as defined under Canadian Take-Over Bid Rules. However, if, in the future, Gran Tierra elects, with the consent of the Panel, to implement the Acquisition by means of a Takeover Offer and determines to extend such Takeover Offer into the provinces of Canada, such Takeover Offer will be made in compliance with all Canadian Securities Laws, including, without limitation, to the extent applicable, the Canadian Take-Over Bid Rules. In addition to any such Takeover Offer, Gran Tierra, certain affiliated companies and the nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, shares in i3 Energy outside such Takeover Offer during the period in which such Takeover Offer would remain open for acceptance. If such purchases or arrangements to purchase were to be made, they would be made outside of Canada and would comply with Canadian Securities Laws. Any information about such purchases will be disclosed as required in the United Kingdom, will be reported to a Regulatory Information Service of the UK Financial Conduct Authority and will be available on the London Stock Exchange website www.londonstockexchange.com.

Any New Gran Tierra Shares to be issued in connection with the Acquisition have not been and will not be qualified for distribution under Canadian Securities Laws. Accordingly, the New Gran Tierra Shares may not be offered, sold, resold, delivered, distributed or otherwise transferred, directly or indirectly, in or into or from Canada absent a qualification for distribution or an exemption from the prospectus requirements and in compliance with Canadian Securities Laws. If the Acquisition is implemented by way of a scheme of arrangement or a Takeover Offer, any New Gran Tierra Shares to be issued in connection with the Acquisition are expected to be issued in reliance upon the prospectus exemption provided by Section 2.11 or Section 2.16, as applicable, of National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators and in compliance with Canadian Securities Laws.

The receipt of consideration pursuant to the Acquisition by a Canadian i3 Energy Shareholder as consideration for the transfer of its i3 Energy Shares may be a taxable transaction for Canadian federal income tax purposes and under applicable Canadian provincial income tax laws, as well as foreign and other tax laws. Each i3 Energy Shareholder is urged to consult their independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to them.

None of the securities referred to in this Announcement have been approved or disapproved by any Canadian securities regulatory authority nor has any Canadian regulatory authority passed upon or determined the fairness or merits of such securities or the Acquisition or upon the adequacy or accuracy of the information contained in this Announcement. Any representation to the contrary is an offence.

i3 Energy is located in a country other than Canada, and some or all of its officers and directors may be residents of a country other than Canada. It may be difficult for Canadian i3 Energy Shareholders to enforce judgments obtained in Canada against any person that is incorporated, continued or otherwise organised under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

Important Notices Relating to Financial Advisers

Stifel Nicolaus Europe Limited ("Stifel"), which is authorised and regulated by the FCA in the UK, is acting as financial adviser exclusively for Gran Tierra and no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than Gran Tierra for providing the protections afforded to its clients or for providing advice in relation to matters referred to in this Announcement. Neither Stifel, nor any of its affiliates, owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Stifel in connection with this Announcement, any statement contained herein or otherwise.

Eight Capital ("Eight Capital"), which is authorised and regulated by the Canadian Investment Regulatory Organization in Canada, is acting exclusively for Gran Tierra and for no one else in connection with the subject matter of this Announcement and will not be responsible to anyone other than Gran Tierra for providing the protections afforded to its clients or for providing advice in connection with the subject matter of this Announcement.

Zeus Capital Limited ("Zeus"), which is authorised and regulated by the FCA in the United Kingdom, is acting exclusively for i3 Energy as financial adviser, nominated adviser and joint broker and no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than i3 Energy for providing the protections afforded to clients of Zeus, or for providing advice in relation to matters referred to in this Announcement. Neither Zeus nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Zeus in connection with the matters referred to in this Announcement, any statement contained herein or otherwise.

Tudor, Pickering, Holt & Co. Securities – Canada, ULC ("TPH&Co."), regulated by the Canadian Investment Regulatory Organization and a member of the Canadian Investor Protection Fund, is acting exclusively for i3 Energy by way of its engagement with i3 Energy Canada, a wholly-owned subsidiary of i3 Energy, in connection with the matters set out in this Announcement and for no one else, and will not be responsible to anyone other than i3 Energy for providing the protections afforded to its clients nor for providing advice in relation to the matters set out in this Announcement. Neither TPH&Co. nor any of its subsidiaries, branches or affiliates and their respective directors, officers, employees or agents owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of TPH&Co. in connection with this Announcement, any statement contained herein or otherwise.

National Bank Financial Inc. ("NBF"), regulated by the Canadian Investment Regulatory Organization and a member of the Canadian Investor Protection Fund, is acting exclusively for i3 Energy by way of its engagement with i3 Energy Canada, a wholly-owned subsidiary of i3 Energy, in connection with the matters set out in this Announcement. Neither NBF, nor any of its subsidiaries, branches or affiliates and their respective directors, officers, employees or agents owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of NBF in connection with this Announcement, any statement contained herein or otherwise.

Cautionary Note Regarding Forward Looking Statements

This Announcement (including information incorporated by reference into this Announcement), oral statements regarding the Acquisition and other information published by Gran Tierra and i3 Energy contain certain forward looking statements with respect to the financial condition, strategies, objectives, results of operations and businesses of Gran Tierra and i3 Energy and their respective groups and certain plans and objectives with respect to the Combined Group. These forward looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Gran Tierra and i3 Energy about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward looking statements. The forward looking statements contained in this Announcement include, without limitation, statements relating to the expected effects of the Acquisition on Gran Tierra and i3 Energy, the expected timing method of completion, and scope of the Acquisition, the expected actions of Gran Tierra upon completion of the Acquisition, Gran Tierra's ability to recognise the anticipated benefits from the Acquisition, expectations regarding the business and operations of the Combined Group, and other statements other than historical facts. Forward looking statements often use words such as "anticipate", "target", "expect", "estimate", "intend", "plan", "strategy", "focus", "envision", "goal", "believe", "hope", "aims", "continue", "will", "may", "should", "would", "could", or other words of similar meaning. These statements are based on assumptions and assessments made by Gran Tierra, and/or i3 Energy in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate. By their nature, forward looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward looking statements in this Announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward looking statements. Although it is believed that the expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and readers are therefore cautioned not to place undue reliance on these forward looking statements. Actual results may vary from the forward looking statements.

There are several factors which could cause actual results to differ materially from those expressed or implied in forward looking statements. Among the factors that could cause actual results to differ materially from those described in the forward looking statements are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business acquisitions or dispositions.

Each forward looking statement speaks only as at the date of this Announcement. Neither Gran Tierra nor i3 Energy, nor their respective groups assume any obligation to update or correct the information contained in this Announcement (whether as a result of new information, future events or otherwise), except as required by applicable law or by the rules of any competent regulatory authority.

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

The estimates of Gran Tierra's and i3 Energy's respective future production and 2024 EBITDA and in the case of i3 Energy, 2024 net operating income, set forth in this Announcement may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian Securities Laws. Financial outlook and future-oriented financial information contained in this Announcement about prospective financial performance and operational performance are provided to give the reader a better understanding of the potential future performance of Gran Tierra, i3 Energy and the Combined Group in certain areas and are based on assumptions about future events, including economic conditions and proposed courses of action, based on Gran Tierra's and i3 Energy's respective management’s assessment of the relevant information currently available, and to become available in the future. In particular, this Announcement contains Gran Tierra and i3 Energy projected financial and operational information for 2024. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above and in Appendix 4 to this Announcement. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s and i3 Energy’s respective operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this Announcement have been approved by the respective management of Gran Tierra and i3 Energy, as applicable, as of the date of this Announcement. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. Gran Tierra, i3 Energy and their respective management believe that the prospective financial and operational information has been prepared on a reasonable basis, reflecting Gran Tierra and i3 Energy respective management’s best estimates and judgments, and represent, to the best of Gran Tierra’s and i3 Energy's respective management’s knowledge and opinion, Gran Tierra’s and i3 Energy's expected respective course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results. See Gran Tierra’s press release dated 23 January 2024 and most recent reports on Form 10-K and Form 10-Q for additional information regarding the 2024 financial and production outlook of Gran Tierra, and i3 Energy’s press release dated 13 August 2024 regarding the financial and production outlook of i3 Energy.

Non-IFRS, Non-GAAP and Other Specified Financial Measures

This Announcement contains references to Gran Tierra’s EBITDA, adjusted EBITDA, net debt, net debt to adjusted EBITDA ratio, i3 Energy’s EBITDA, net operating income, free cash flow, net cash surplus and net debt, which are specified financial measures that do not have any standardized meaning as prescribed by US GAAP in the case of Gran Tierra or UK adopted IFRS in the case of i3 Energy and, therefore, may not be comparable with the calculation of similar measures presented by other applicable issuers. You are cautioned that these measures should not be construed as alternatives to net income or loss, or other measures of financial performance as determined in accordance with US GAAP in the case of Gran Tierra and UK adopted IFRS in the case of i3 Energy. Gran Tierra’s and i3 Energy’s methods of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP and non-IFRS financial measure is presented along with the corresponding GAAP or IFRS measure so as to not imply that more emphasis should be placed on the non-GAAP or non-IFRS measure. For an explanation of the composition of i3 Energy’s EBITDA, adjusted EBITDA, net operating income, free cash flow, net cash surplus and net debt, see "Non-IFRS Financial Measures" in i3 Energy’s Management Discussion and Analysis dated August 13, 2024, and for an explanation of Gran Tierra’s EBITDA, adjusted EBITDA, net debt and adjusted EBITDA to net debt ratio, see “Non-GAAP Measures” in Gran Tierra’s quarterly and annual reports, which are available on i3 Energy’s SEDAR+ issuer profile at www.sedarplus.ca and Gran Tierra’s SEC EDGAR issuer profile at www.sec.gov, or and on their respective websites at https://i3.energy/ and https://www.grantierra.com/. These measures should not be considered in isolation or as a substitute for measures prepared in accordance with IFRS or US GAAP, as applicable. The non-IFRS and non-US GAAP measures used in this Announcement are summarized as follows:

EBITDA and Adjusted EBITDA (Gran Tierra):

EBITDA, as presented, is defined as net income (or loss) adjusted for depletion, depreciation and accretion (“DD&A”) expenses, interest expense and income tax expense or recovery.

Adjusted EBITDA, as presented, is defined as EBITDA adjusted for non-cash lease expense, lease payments, foreign exchange gain or loss, stock-based compensation expense or recovery, other gain or loss and financial instrument loss.

Gran Tierra’s management uses these supplemental measures to analyse performance and income generated by its principal business activities prior to the consideration of how non-cash items affect that income and believes that these financial measures are useful supplemental information for investors to analyse its performance and its financial results. A reconciliation from net (loss) income to EBITDA and adjusted EBITDA are as follows:

	Three Months Ended
(Thousands of U.S. Dollars)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Net income (loss)	36,371	-78	7,711	6,527
Adjustments to reconcile net income to EBITDA and Adjusted EBITDA
DD&A expenses	55,490	56,150	52,635	55,019
Interest expense	18,398	18,424	17,789	13,503
Income tax (recovery) expense	-9,072	17,395	5,499	40,333
EBITDA (non-GAAP)	101,187	91,891	83,634	115,382
Non-cash lease expense	1,381	1,413	1,479	1,235
Lease payments	-1,311	-1,058	-1,100	-676
Foreign exchange (gain) loss	-4,413	-815	3,696	1,717
Stock-based compensation expense	6,160	3,361	1,974	1,931
Other (gain) loss	-	-	3,266	-354
Unrealized derivative instruments gain	-	-	-	-
Other financial instruments loss	-	-	15	-
Adjusted EBITDA (non-GAAP)	103,004	94,792	92,964	119,235

Net Debt (Gran Tierra):

Gran Tierra’s net debt, as presented, is defined as Gran Tierra’s senior notes and borrowings under Gran Tierra’s credit facility, excluding deferred financing fees, less cash and cash equivalents.

Gran Tierra’s management uses this supplemental measure to evaluate the financial sustainability of Gran Tierra’s business and leverage. The most directly comparable US GAAP measure is total debt. A reconciliation from total debt to net debt is as follows:

In thousands of US$	As at 30 June 2024
Senior notes(i)	US$	637,000
Credit facility		—
Total debt	US$	637,000
Cash and cash equivalents		115,000
Net debt	US$	521,000

(i) Calculated using the sum of US$24.8 million aggregate principal amount of Gran Tierra’s 6.25% Senior Notes due 2025, US$24.2 million aggregate principal amount of Gran Tierra’s 7.75% Senior Notes due 2027, and US$587.6 million aggregate principal amount of Gran Tierra’s 9.50% Senior Notes due 2029, excluding deferred financing fees.

EBITDA and Adjusted EBITDA (i3 Energy):

EBITDA is defined as earnings before depreciation and depletion, financial costs, and tax. Adjusted EBITDA is defined as EBITDA before gain on bargain purchase and asset dispositions and acquisition costs. i3 Energy management believes that EBITDA provides useful information into the operating performance of i3 Energy, is commonly used within the oil and gas sector, and assists its management and investors by increasing comparability from period to period. Adjusted EBITDA removes the gain or loss on bargain purchase and asset dispositions and the related acquisition costs which management does not consider to be representative of the underlying operations of i3 Energy.

A reconciliation of profit as reported under IFRS to EBITDA and Adjusted EBITDA is provided below.

	Three-months Ended		Six-months Ended
	30 Jun 2024 £’000	30 Jun 2023 £’000	30 Jun 2024 £’000	30 Jun 2023 £’000
Profit for the period	14,463	728	8,369	10,944
Depreciation and depletion	8,027	8,702	16,660	19,410
Finance costs	950	2,312	3,115	4,682
Tax	4,840	1,104	7,036	3,525
EBITDA	28,280	12,846	35,180	38,561
Gain on asset dispositions	(15,779)	–	(15,779)	–
Adjusted EBITDA	12,501	12,846	19,104	38,561
Adjusted EBITDA presented in USD(i)	15,770	16,088	24,163	47,546

(i) Amounts converted at the period-average GBP:USD exchange rates of 1.2615 and 1.2648 for the three and six months ended 30 June 2024, respectively, and 1.2524 and 1.2330 for the three and six months ended 30 June 2023 periods, respectively.

Net Operating Income (i3 Energy):

Net operating income is defined as gross profit before depreciation and depletion, gains or losses on risk management contracts, and other operating income, which equals revenue from the sale of oil and gas and processing income, less production costs. i3 Energy management believes that net operating income is a useful supplementary measure as it provides investors with information on operating margins before non-cash depreciation and depletion charges and gains or losses on risk management contracts. These metrics are also presented on a per BOE basis.

A reconciliation of gross profit as reported under IFRS to net operating income is provided below.

	Three-months Ended		Six-months Ended
	30 Jun 2024 £’000	30 Jun 2023 £’000	30 Jun 2024 £’000	30 Jun 2023 £’000
Gross profit	7,796	5,775	8,698	22,985
Depreciation and depletion	8,027	8,702	16,660	19,410
(Gain) / loss on risk management contracts	(1,624)	(387)	1,459	(3,343)
Other operating income	(1,786)	–	(1,816)	(107)
Net operating income	12,413	14,090	25,001	38,945
Net operating income presented in USD(i)	5,659	17,646	31,621	48,019
Total Sales Production (BOE)	1,662,661	1,686,139	3,428,516	3,735,840
Net operating income per BOE (£/BOE)	7.47	8.36	7.29	10.42
Net operating income per BOE presented in USD(i)	9.42	10.47	9.22	12.85

(i) Amounts converted at the period-average GBP:USD exchange rates of 1.2615 and 1.2648 for the three and six months ended 30 June 2024, respectively, and 1.2524 and 1.2330 for the three and six months ended 30 June 2023 periods, respectively.

Free Cash Flow (i3 Energy):

Free cash flow is defined as cash from operating activities plus proceeds on disposal of PP&E and E&E, less cash capital expenditures on PP&E and E&E. i3 Energy management believes that free cash flow provides useful information to management and investors about i3 Energy’s ability to pay dividends. This definition was expanded in Q2 2024 to include proceeds on disposal of PP&E and E&E as i3 Energy completed material dispositions in the period.

A reconciliation of cash from operating activities to free cash flow is provided below.

	Three-months Ended		Six-months Ended
	30 Jun 2024 £’000	30 Jun 2023 £’000	30 Jun 2024 £’000	30 Jun 2023 £’000
Net cash from operating activities	6,053	3,186	19,569	24,294
Disposal of property, plant & equipment	17,956	–	17,956	–
Disposal of E&E assets	1,234	–	1,234	–
Expenditures on property, plant & equipment	(2,567)	(3,274)	(3,985)	(15,225)
Expenditures on exploration and evaluation assets	(62)	(173)	(361)	(1,200)
Free cash flow	22,614	369	34,413	7,869
FCF presented in USD(i)	28,528	462	43,526	9,702

(i) Amounts converted at the period-average GBP:USD exchange rates of 1.2615 and 1.2648 for the three and six months ended 30 June 2024, respectively, and 1.2524 and 1.2330 for the three and six months ended 30 June 2023 periods, respectively.

Net Cash Surplus and Debt (i3 Energy):

Net cash surplus or net debt is defined as borrowings and leases and trade and other payables, less cash and cash equivalents and trade and other receivables. This definition was expanded in 2023 and 2024 to include other non-current liabilities and other non-current assets which are new account balances that arose during the respective years. When net debt is negative it is referred to as a net cash surplus. i3 Energy management believes that net cash surplus or net debt is a meaningful measure to monitor the liquidity position of i3 Energy.

A reconciliation of the various line items per the statement of financial position to net cash surplus or net debt is provided below.

	30 Jun 2024 £’000	31 Dec 2023 £’000
Borrowings and leases	209	34,569
Trade and other payables	23,479	27,640
Other non-current liabilities	431	84
Income taxes (receivable) / payable	(27)	(205)
Cash and cash equivalents	(8,802)	(23,507)
Trade and other receivables	(19,658)	(20,534)
Other non-current assets	(1,136)	–
Net (cash surplus) / debt	(5,504)	18,047
Net (cash surplus) / debt presented in USD(ii)	(6,958)	23,005

(ii) Amounts converted at the period-end GBP:USD exchange rates of 1.2642 and 1.2747 for the 2024 and 2023 periods, respectively.

Disclosure of Oil and Gas Information

All reserves and production volumes are on an average working interest before royalties (“WI”) basis unless otherwise indicated. Production is expressed in barrels of oil per day (“BOPD”) in respect of Gran Tierra and in barrels of oil equivalent per day (“BOEPD”) in respect of i3 Energy while reserves are expressed in million barrels of oil equivalent (“MMBOE”), unless otherwise indicated.

Gran Tierra’s 2023 year-end reserves, future net revenue and ancillary information were evaluated by Gran Tierra’s independent qualified reserves evaluator McDaniel in a report with an effective date of 31 December 2023 (the “Gran Tierra McDaniel Reserves Report”). In conjunction with the Acquisition, McDaniel has prepared a fair market valuation report dated 15 August 2024 in respect of certain of Gran Tierra's reserves, future net revenue and net present values (the “Gran Tierra Valuation Report”) with an effective date of 31 December 2023 for the purposes of Rule 29 of the Takeover Code in which the referenced reserves, future net revenue and net present values disclosed therein matches the corresponding reserves future net revenue and net present values provided for in the Gran Tierra McDaniel Reserves Report. All reserves values, future net revenue and ancillary information contained in this Announcement, with respect to the assets of Gran Tierra, have been prepared by McDaniel and calculated in compliance with Canadian National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the Canadian Oil and Gas Evaluation Handbook (“COGEH”) and derived from the Gran Tierra Valuation Report and the Gran Tierra McDaniel Reserves Report.

Certain of i3 Energy’s ancillary information presented in this Announcement were evaluated by i3 Energy’s independent qualified reserves evaluator GLJ in a report with an effective date of 31 December 2023 (the “i3 Energy GLJ Reserves Report”). In conjunction with the Acquisition, GLJ has prepared a fair market valuation report dated 16 August 2024 in respect of i3 Energy's reserves, future net revenue and net present values (the “i3 Energy Valuation Report”) with an effective date of 31 July 2024 for the purposes of Rule 29 of the Takeover Code. All reserves values, future net revenue and ancillary information contained in this Announcement, with respect to the assets of i3 Energy, have been prepared by GLJ and calculated in compliance with NI 51-101 and COGEH, and derived from the i3 Energy Valuation Report or the i3 Energy GLJ Reserves Report as applicable. The results of i3 Energy's GLJ Reserves Report were disclosed on i3 Energy’s press release dated 25 March 2024, a copy of which is available on i3 Energy's website at https://i3.energy/.

Barrel of oil equivalents (“BOE”) have been converted on the basis of six thousand cubic feet (“Mcf”) natural gas to 1 barrel (“bbl”) of oil. BOE’s may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

The following reserves categories are discussed in this Announcement: Proved (“1P”), 1P plus Probable (“2P”) and 2P plus Possible (“3P”), Proved Developed Producing, Proved Developed Non-Producing and Proved Undeveloped.

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves. Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of proved plus probable plus possible reserves.

Proved developed reserves are those proved reserves that are expected to be recovered from existing wells and installed facilities or, if facilities have not been installed, that would involve a low expenditure (e.g., when compared to cost of drilling a well) to put reserves on production. Developed category may be subdivided into producing and non-producing. Undeveloped reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (e.g., when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves category (proved, probable, possible) to which they are assigned.

Estimates of net present value and future net revenue contained herein do not necessarily represent fair market value. Estimates of reserves and future net revenue for individual properties may not reflect the same level of confidence as estimates of reserves and future net revenue for all properties, due to the effect of aggregation. There is no assurance that the forecast price and cost assumptions applied by McDaniel or GLJ in evaluating Gran Tierra’s or i3 Energy’s reserves, respectively, will be attained and variances could be material. See the Gran Tierra Valuation Report for a summary of the price forecasts employed by McDaniel therein. See the i3 Energy Valuation Report for a summary of the price forecasts employed by GLJ therein. There are numerous uncertainties inherent in estimating quantities of crude oil and natural gas reserves. The reserves information set forth in the Gran Tierra McDaniel Reserves Report, the i3 Energy GLJ Reserves Report, the Gran Tierra Valuation Report and the i3 Energy Valuation Report are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual reserves may be greater than or less than the estimates provided therein.

All reserves assigned in the Gran Tierra McDaniel Reserves Report and the Gran Tierra Valuation Report are located in Colombia and Ecuador and presented on a consolidated basis by foreign geographic area. References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra’s reported production is a mix of light crude oil and medium and heavy crude oil for which there is not a precise breakdown since Gran Tierra’s oil sales volumes typically represent blends of more than one type of crude oil. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.

All evaluations of future net revenue contained in the Gran Tierra McDaniel Reserves Report, the i3 Energy GLJ Reserves Report, the Gran Tierra Valuation Report and the i3 Energy Valuation Report are after the deduction of royalties, operating costs, development costs, production costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. It should not be assumed that the estimates of future net revenues presented in this Announcement represent the fair market value of the reserves. There are numerous uncertainties inherent in estimating quantities of crude oil reserves and the future cash flows attributed to such reserves. The reserve and associated cash flow information set forth in the Gran Tierra McDaniel Reserves Report, the i3 Energy GLJ Reserves Report, the Gran Tierra Valuation Report and the i3 Energy Valuation Report are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual reserves may be greater than or less than the estimates provided therein.

Booked drilling locations of i3 Energy disclosed herein are derived from the i3 Energy GLJ Reserves Report and account for drilling locations that have associated 2P reserves.

This Announcement contains reference to reserves replacement of Gran Tierra which is an oil and gas metric that does not have a standardised meaning or standard method of calculation and therefore such measure may not be comparable to similar measures used by other companies and should not be used to make comparisons. That metric has been included herein to provide readers with an additional measure to evaluate Gran Tierra's performance; however, that measure is not a reliable indicator of the future performance of Gran Tierra and future performance may not compare to the performance in previous periods. Reserves replacement is calculated as reserves in the referenced category divided by estimated referenced production. Gran Tierra management uses this measure to determine the relative change of its reserves base over a period of time.

References in this Announcement to IP30, IP90 and other short-term production rates of Gran Tierra are useful in confirming the presence of hydrocarbons, however such rates are not determinative of the rates at which such wells will commence production and decline thereafter and are not indicative of long-term performance or of ultimate recovery. While encouraging, readers are cautioned not to place reliance on such rates in calculating the aggregate production of Gran Tierra. Gran Tierra cautions that such results should be considered to be preliminary.

No Profit Forecasts or Estimates

The Gran Tierra Profit Forecast and the i3 Energy Profit Forecast are profit forecasts for the purposes of Rule 28 of the Takeover Code. As required by Rule 28.1 of the Takeover Code, the assumptions on which the Gran Tierra Profit Forecast is stated are set out in Appendix 4 to this Announcement and the assumptions on which the i3 Energy Profit Forecast is stated are set out in paragraph 6 of this Announcement.

Other than the Gran Tierra Profit Forecast and the i3 Energy Profit Forecast, no statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share or dividend per share for Gran Tierra or i3 Energy, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share or dividend per share for Gran Tierra or i3 Energy as appropriate.

Dealing and Opening Position Disclosure Requirements

Under Rule 8.3(a) of the Takeover Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the Announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day following the Announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Takeover Code, any person who is, or becomes, interested in one per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4). Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. You should contact the Panel's Market Surveillance Unit on +44 20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Rule 2.9 Disclosure

In accordance with Rule 2.9 of the Takeover Code, i3 Energy confirms that as at the date of this Announcement, it has in issue and admitted to trading on the London Stock Exchange and the TSX 1,202,447,663 ordinary shares of 0.01 pence each (excluding ordinary shares held in treasury). The International Securities Identification Number (ISIN) of the ordinary shares is GB00BDHXPJ60.

In accordance with Rule 2.9 of the Takeover Code, Gran Tierra confirms that as at the date of this Announcement, it has in issue and admitted to trading on the NYSE American, the London Stock Exchange and the TSX 30,665,305 ordinary shares of US$0.001 each. The International Securities Identification Number (ISIN) of the ordinary shares is US38500T2006.

Publication on website and availability of hard copies

A copy of this Announcement is and will be available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on Gran Tierra's website https://www.grantierra.com/investor-relations/recommended-acquisition/ and on i3 Energy 's website https://i3.energy/grantierra-offer-terms/ by no later than 12 noon (London time) on the Business Day following this Announcement. For the avoidance of doubt, the contents of the websites referred to in this Announcement are not incorporated into and do not form part of this Announcement.

In accordance with Rule 30.3 of the Takeover Code, i3 Energy Shareholders and persons with information rights may request a hard copy of this Announcement by contacting i3 Energy's registrars, Link Group or by calling Link Group on +44 (0)371 664 0321. Calls are charged at the standard geographical rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Lines are open between 9.00 a.m. to 5.30 p.m. (London time), Monday to Friday (except public holidays in England and Wales). Please note that Link Group cannot provide any financial, legal or tax advice. Calls may be recorded and monitored for security and training purposes. For persons who receive a copy of this Announcement in electronic form or via a website notification, a hard copy of this Announcement will not be sent unless so requested. Such persons may also request that all future documents, announcements and information to be sent to them in relation to the Acquisition should be in hard copy form. For the avoidance of doubt, the contents of the aforementioned websites, and any websites accessible from hyperlinks on those websites, are not incorporated into and do not form part of this Announcement.

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (as amended) if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

Qualified Person's Statement

In accordance with the AIM Note for Mining and Oil and Gas Companies, i3 Energy discloses that Majid Shafiq is the qualified person who has reviewed the technical information contained in this Announcement. He has a Master's Degree in Petroleum Engineering from Heriot-Watt University and is a member of the Society of Petroleum Engineers. Majid Shafiq consents to the inclusion of the information in the form and context in which it appears.

Appendix 1

CONDITIONS OF AND CERTAIN FURTHER TERMS OF THE ACQUISITION

Part A:	Conditions of the Acquisition

1.	The Acquisition will be conditional upon the Scheme becoming unconditional and Effective, subject to the provisions of the Takeover Code, by no later than 11.59 p.m. (London time) on the Long Stop Date.

2.	Scheme approval

The Scheme will be conditional upon:

(a)	its approval by a majority in number representing not less than 75 per cent. in value of the Scheme Shareholders (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date, if any, as Gran Tierra may determine with the agreement of i3 Energy or with the consent of the Panel and approval of the Court, if such approval is required);

(b)	all resolutions necessary to approve and implement the Scheme being duly passed by the requisite majority or majorities at the i3 Energy General Meeting or at any adjournment of that meeting on or before the 22nd day after the expected date of the i3 Energy General Meeting to be set out in the Scheme Document in due course (or such later date, if any, as Gran Tierra may determine with the agreement of i3 Energy or with the consent of the Panel and approval of the Court, if such approval is required);

(c)	the sanction of the Scheme with or without modification (but subject to any such modification being acceptable to Gran Tierra and i3 Energy) by the Court on or before the 22nd day after the expected date of the Scheme Court Hearing to be set out in the Scheme Document in due course (or such later date, if any, as Gran Tierra may determine with the agreement of i3 Energy or with the consent of the Panel and approval of the Court, if such approval is required); and

(d)	the delivery of a copy of the Court Order to the Registrar of Companies in England and Wales.

3.	General conditions

In addition, subject to: (i) the terms of Part B of this Appendix 1; and (ii) the requirements of the Panel, Gran Tierra and i3 Energy have agreed that the Acquisition will be conditional on the following Conditions having been satisfied or, where applicable, waived and accordingly the necessary actions to make the Scheme effective will not be taken unless such Conditions have been so satisfied or, where relevant, waived:

(a)	Admission to listing

the FCA having acknowledged to Gran Tierra or its agent (and such acknowledgement not having been withdrawn) that the application for the admission of the New Gran Tierra Shares to the Official List has been approved and (after such satisfaction of any conditions to which such approval is expressed to be subject ("Listing Conditions")) that admission will become effective as soon as a dealing notice has been issued by the FCA and any Listing Conditions having been satisfied;

(b)	Admission to trading

the London Stock Exchange having acknowledged to Gran Tierra (or its agent) (and such acknowledgement not having been withdrawn) that the New Gran Tierra Shares will be admitted to trading on the Main Market for listed securities;

(c)	TSX Approval

the conditional approval of the TSX for the listing and posting for trading of the New Gran Tierra Shares, including confirmation from the TSX that the New Gran Tierra Shares will be listed and posted for trading not later than the third Business Day following the Effective Date, subject only to compliance with customary requirements of the TSX, including customary post-closing deliveries for transactions of a nature similar to the Scheme, in each case, acceptable to Gran Tierra, acting reasonably;

(d)	NYSE American Approval

the New Gran Tierra Shares shall be approved for listing on the NYSE American exchange, subject to official notice of issuance;

(e)	Official Authorisations, regulatory clearances and third-party clearances

(i)	if required, the receipt of the written unconditional consent (or consent provided in any form which is at that time customary) of the North Sea Transition Authority (the "NSTA"), pursuant to UKCS Licence P.2358, in respect of the proposed change of control of i3 Energy’s subsidiary, i3 Energy North Sea Limited pursuant to the Acquisition (the "NSTA Condition");

(ii)	(A) the receipt of an advance ruling certificate in respect of the Acquisition under the Competition Act (Canada); or (B) both (1) the expiry or waiver of the waiting period under the Competition Act (Canada) and (2) receipt of a notice from the Commissioner of Competition or his designee under the Competition Act (Canada) that the Commissioner of Competition does not, at that time, intend to make an application under section 92 in respect of the Acquisition (the “Competition Act Condition”);

(iii)	the Scheme being approved by a simple majority of the votes cast by i3 Energy Shareholders after excluding the votes cast by those persons whose vote may not be included under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators (the "Minority Shareholder Protection Condition");

(iv)	the waiver (or non-exercise within any applicable time limits) by any Third Party of any termination right, right of pre-emption, first refusal or similar right (which is material in the context of the Wider i3 Energy Group taken as a whole) arising as a result of or in connection with the Acquisition including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control or management of, i3 Energy by Gran Tierra or any member of the Wider Gran Tierra Group;

(v)	all necessary filings or applications having been made in connection with the Acquisition and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Acquisition or the acquisition by any member of the Wider Gran Tierra Group of any shares or other securities in, or control of, i3 Energy and all authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, clearances, permissions, exemptions and approvals deemed necessary or appropriate by Gran Tierra or any member of the Wider Gran Tierra Group for or in respect of the Acquisition including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control of, Gran Tierra or any member of the Wider Gran Tierra Group by any member of the Wider Gran Tierra Group having been obtained in terms and in a form satisfactory to Gran Tierra from all appropriate Third Parties or persons with whom any member of the Wider i3 Energy Group has entered into contractual arrangements and all such authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, clearances, permissions, exemptions and approvals deemed necessary or appropriate to carry on the business of any member of the Wider i3 Energy Group which are material in the context of the Gran Tierra Group or the i3 Energy Group as a whole or for or in respect of the Acquisition including, without limitation, its implementation or financing remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Acquisition becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(vi)	other than in relation to Conditions 3(e)(i) and 3(e)(ii), no Third Party having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference (and, in each case, not having withdrawn the same), or having enacted, made or proposed any statute, regulation, decision or order, or change to published practice or having taken any other step, and there not continuing to be outstanding any statute, regulation, decision or order, which in each case would or might reasonably be expected to:

(A)	require, prevent or delay the divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Wider Gran Tierra Group or any member of the Wider i3 Energy Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof which, in any such case, is material in the context of the Wider Gran Tierra Group or the Wider i3 Energy Group in either case taken as a whole or in the context of the Acquisition;

(B)	require, prevent or delay the divestiture by any member of the Wider Gran Tierra Group of any shares or other securities in i3 Energy;

(C)	impose any material limitation on, or result in a delay in, the ability of any member of the Wider Gran Tierra Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider i3 Energy Group or the Wider Gran Tierra Group or to exercise voting or management control over any such member;

(D)	otherwise adversely affect the business, assets, profits or prospects of any member of the Wider Gran Tierra Group or of any member of the Wider i3 Energy Group to an extent which is material in the context of the Wider Gran Tierra Group or the Wider i3 Energy Group in either case taken as a whole or in the context of the Acquisition;

(E)	make the Acquisition or its implementation or the Acquisition or proposed acquisition by Gran Tierra or any member of the Wider Gran Tierra Group of any shares or other securities in, or control of i3 Energy void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise interfere with the same, or impose additional conditions or obligations with respect thereto;

(F)	other than pursuant to the implementation of the Scheme, require any member of the Wider Gran Tierra Group or the Wider i3 Energy Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider i3 Energy Group or the Wider Gran Tierra Group owned by any third party;

(G)	impose any limitation on the ability of any member of the Wider i3 Energy Group to coordinate its business, or any part of it, with the businesses of any other members which is adverse to and material in the context of the Wider i3 Energy Group taken as a whole or in the context of the Acquisition; or

(H)	result in any member of the Wider i3 Energy Group ceasing to be able to carry on business under any name under which it presently does so,

and all applicable waiting and other time periods (including any extensions thereof) during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Acquisition or the acquisition or proposed acquisition of any i3 Energy Shares having expired, lapsed or been terminated;

(f)	Certain matters arising as a result of any arrangement, agreement etc.

(i)	save as Disclosed, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider i3 Energy Group is a party or by or to which any such member of the Wider i3 Energy Group (“such member”) or any of its assets may be bound, entitled or subject, or any circumstance which in consequence of the Acquisition or the proposed acquisition of any shares or other securities (or equivalent) in i3 Energy or because of a change in the control or management of i3 Energy or otherwise, could or might result in any of the following to an extent which is material and adverse in the context of the Wider i3 Energy Group, or the Wider Gran Tierra Group, in either case taken as a whole, or in the context of the Acquisition:

(A)	any moneys borrowed by or any other indebtedness or liabilities (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(B)	any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely modified or affected or any obligation or liability arising or any action being taken or arising thereunder;

(C)	any asset or interest of any such member being or failing to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any such member otherwise than in the ordinary course of business;

(D)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interest of any such member;

(E)	the rights, liabilities, obligations or interests of any such member, or the business of any such member with, any person, firm, company or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(F)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(G)	any such member ceasing to be able to carry on business under any name under which it presently does so; or

(H)	the creation or acceleration of any liability, actual or contingent, by any such member (including any material tax liability or any obligation to obtain or acquire any material authorisation, order, grant, recognition, determination, confirmation, consent, licence, clearance, permission, exemption, approval, notice, waiver, concession, agreement or exemption from any Third Party or any person) other than trade creditors or other liabilities incurred in the ordinary course of business or in connection with the Acquisition, and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider i3 Energy Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, would or might be expected to result in any of the events or circumstances as are referred to in subparagraphs (A) to (H) of this Condition;

(g)	Certain events occurring since Last Accounts Date

(i)	save as Disclosed, no member of the Wider i3 Energy Group having, since the Last Accounts Date:

(A)	save as between i3 Energy and wholly-owned subsidiaries of i3 Energy or for i3 Energy Shares issued under or pursuant to the exercise of options and vesting of awards granted under the i3 Energy Share Plans, issued or agreed to issue, authorised or proposed the issue of additional shares of any class;

(B)	save as between i3 Energy and wholly-owned subsidiaries of i3 Energy or for the grant of options and awards and other rights under the i3 Energy Share Plans, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(C)	other than to another member of the i3 Energy Group, prior to completion of the Acquisition, recommended, declared, paid or made any dividend or other distribution payable in cash or otherwise or made any bonus issue;

(D)	save for intra-i3 Energy Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business and, in each case, to the extent which is material in the context of the Wider i3 Energy Group taken as a whole or in the context of the Acquisition;

(E)	save for intra-i3 Energy Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital in each case, to the extent which is material in the context of the Wider i3 Energy Group taken as a whole or in the context of the Acquisition;

(F)	issued, authorised or proposed the issue of, or made any change in or to, any debentures or (save for intra-i3 Energy Group transactions), save in the ordinary course of business, incurred or increased any indebtedness or become subject to any contingent liability;

(G)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraphs (A) or (B) above, made any other change to any part of its share capital in each case, to the extent which is material in the context of the Wider i3 Energy Group taken as a whole or in the context of the Acquisition;

(H)	save for intra-i3 Energy Group transactions, implemented, or authorised, proposed or announced its intention to implement, any reconstruction, merger, demerger, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business;

(I)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which involves or could involve an obligation of such a nature or magnitude other than in the ordinary course of business, in each case, to the extent which is material in the context of the Wider i3 Energy Group taken as a whole or in the context of the Acquisition;

(J)	(other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or steps or had any legal proceedings started or threatened against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, manager, trustee or similar officer of all or any part of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed, in each case, to the extent which is material in the context of the Wider i3 Energy Group taken as a whole or in the context of the Acquisition;

(K)	entered into any contract, transaction or arrangement which would be restrictive on the business of any member of the Wider i3 Energy Group or the Wider Gran Tierra Group other than of a nature and extent which is normal in the context of the business concerned;

(L)	waived or compromised any claim otherwise than in the ordinary course of business which is material in the context of the Wider i3 Energy Group taken as a whole or in the context of the Acquisition;

(M)	made any material alteration to its memorandum or articles of association or other incorporation documents;

(N)	been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(O)	entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or proposed to, effect any of the transactions, matters or events referred to in this Condition 3(g);

(P)	made or agreed or consented to any change to:

(1)	the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider i3 Energy Group for its directors, employees or their dependents, including i3 Energy's contribution to i3 Energy's pension schemes;

(2)	the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

(3)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(4)	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made,

in each case, to the extent which is material in the context of the Wider i3 Energy Group taken as a whole or in the context of the Acquisition;

(Q)	proposed, agreed to provide or modified the terms of any of the i3 Energy Share Plans or other benefit constituting a material change relating to the employment or termination of employment of a material category of persons employed by the Wider i3 Energy Group or which constitutes a material change to the terms or conditions of employment of any senior employee of the Wider i3 Energy Group, save as agreed by the Panel (if required) and by Gran Tierra, or entered into or changed the terms of any contract with any director or senior executive;

(R)	taken (or agreed or proposed to take) any action which requires, or would require, the consent of the Panel or the approval of i3 Energy Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Takeover Code;

(S)	entered into or varied in a material way the terms of, any contracts, agreement or arrangement with any of the directors or senior executives of any members of the Wider i3 Energy Group; or

(T)	waived or compromised any claim which is material in the context of the Wider i3 Energy Group taken as a whole or in the context of the Acquisition, otherwise than in the ordinary course;

(h)	No adverse change, litigation or regulatory enquiry

(i)	save as Disclosed, since the Last Accounts Date:

(A)	no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects or operational performance of any member of the Wider i3 Energy Group which, in any such case, is material in the context of the Wider i3 Energy Group taken as a whole or in the context of the Acquisition and no circumstances have arisen which would or might be expected to result in such adverse change or deterioration;

(B)	no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider i3 Energy Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no enquiry, review or investigation by, or complaint or reference to, any Third Party or other investigative body against or in respect of any member of the Wider i3 Energy Group having been instituted, announced, implemented or threatened by or against or remaining outstanding in respect of any member of the Wider i3 Energy Group which in any such case has had or might reasonably be expected to have a material adverse effect on the Wider i3 Energy Group taken as a whole or in the context of the Acquisition;

(C)	no contingent or other liability of any member of the Wider i3 Energy Group having arisen or become apparent to Gran Tierra or increased which has had or might reasonably be expected to have a material adverse effect on the Wider i3 Energy Group taken as a whole or in the context of the Acquisition;

(D)	no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened, announced, implemented, instituted by or remaining outstanding against or in respect of any member by or the Wider i3 Energy Group which in any case is material in the context of the Wider i3 Energy Group taken as a whole;

(E)	no member of the Wider i3 Energy Group having conducted its business in breach of any applicable laws and regulations and which is material in the contract of the Wider i3 Energy Group as a whole or in the context of the Acquisition; and

(F)	no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence or permit held by any member of the Wider i3 Energy Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which has had, or would reasonably be expected to have, an adverse effect which is material in the context of the Wider i3 Energy Group taken as a whole or in the context of the Acquisition;

(i)	No discovery of certain matters

(i)	save as Disclosed, Gran Tierra not having discovered:

(A)	that any financial, business or other information concerning the Wider i3 Energy Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider i3 Energy Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading and which was not subsequently corrected before the date of this Announcement by disclosure either publicly or otherwise to Gran Tierra or its professional advisers, in each case, to the extent which is material in the context of the Wider i3 Energy Group taken as a whole or in the context of the Acquisition;

(B)	that any member of the Wider i3 Energy Group or partnership, company or other entity in which any member of the Wider i3 Energy Group has a significant economic interest and which is not a subsidiary undertaking of i3 Energy, is subject to any liability (contingent or otherwise) which is not disclosed in the i3 Energy Annual Report and Accounts, in each case, to the extent which is material in the context of the Wider i3 Energy Group taken as a whole or in the context of the Acquisition; or

(C)	any information which affects the import of any information disclosed at any time by or on behalf of any member of the Wider i3 Energy Group and which is material in the context of the Wider i3 Energy Group taken as a whole or in the context of the Acquisition;

(ii)	save as Disclosed, Gran Tierra not having discovered that:

(A)	any past or present member of the Wider i3 Energy Group has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the use, treatment, handling, storage, carriage, disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters or the health and safety of humans, or that there has otherwise been any such use, treatment, handling, storage, carriage, disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which storage, carriage, disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) or cost on the part of any member of the Wider i3 Energy Group and which is material in the context of the Wider i3 Energy Group taken as a whole or in the context of the Acquisition;

(B)	there is, or is likely to be, for any reason whatsoever, any liability (actual or contingent) of any past or present member of the Wider i3 Energy Group to make good, remediate, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider i3 Energy Group (or on its behalf) or by any person for which a member of the Wider i3 Energy Group is or has been responsible, or in which any such member may have or previously have had or be deemed to have had an interest, under any environmental legislation, regulation, notice, circular or order of any Third Party and which is material in the context of the Wider i3 Energy Group taken as a whole or in the context of the Acquisition;

(C)	circumstances exist (whether as a result of the making of the Acquisition or otherwise) which would be reasonably likely to lead to any Third Party instituting, or whereby any member of the Wider Gran Tierra Group or any present or past member of the Wider i3 Energy Group would be likely to be required to institute, an environmental audit or take any other steps which would in any such case be reasonably likely to result in any liability (whether actual or contingent) to improve, modify existing or install new plant, machinery or equipment or carry out changes in the processes currently carried out or make good, remediate, repair, reinstate or clean up any land or other asset currently or previously owned, occupied or made use of by any past or present member of the Wider i3 Energy Group (or on its behalf) or by any person for which a member of the Wider i3 Energy Group is or has been responsible, or in which any such member may have or previously have had or be deemed to have had an interest which is material in the context of the Wider i3 Energy Group taken as a whole or in the context of the Acquisition; or

(D)	circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any product or process of manufacture or materials used therein currently or previously manufactured, sold or carried out by any past or present member of the Wider i3 Energy Group which claim or claims would be likely, materially and adversely, to affect any member of the Wider i3 Energy Group and which is material in the context of the Wider i3 Energy Group taken as a whole or in the context of the Acquisition; and

(j)	Anti-corruption, economic sanctions, criminal property and money laundering

(i)	save as Disclosed, Gran Tierra not having discovered that:

(A)	(a) any past or present member, director, officer or employee of the Wider i3 Energy Group is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) or any other applicable anti-corruption or anti-bribery law, rule or regulation or any other applicable law, rule, or regulation concerning improper payments or kickbacks or (b) any person that performs or has performed services for or on behalf of the Wider i3 Energy Group is or has at any time engaged in any activity, practice or conduct in connection with the performance of such services which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) or any other applicable anti-corruption or anti-bribery law, rule or regulation or any other applicable law, rule, or regulation concerning improper payments or kickbacks; or

(B)	any asset of any member of the Wider i3 Energy Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition) or proceeds of crime under any other applicable law, rule, or regulation concerning money laundering or proceeds of crime or any member of the Wider i3 Energy Group is found to have engaged in activities constituting money laundering under any applicable law, rule, or regulation concerning money laundering; or

(C)	any past or present member, director, officer or employee of the Wider i3 Energy Group, or any other person for whom any such person may be liable or responsible, is or has engaged in any conduct which would violate applicable economic sanctions or dealt with, made any investments in, made any funds or assets available to or received any funds or assets from:

(1)	any government, entity or individual in respect of which US, UK, Canadian or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by US, UK, Canadian or European Union laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control, or HMRC; or

(2)	any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States, the United Kingdom, Canada, the European Union or any of its member states, save that this shall not apply if and to the extent that it is or would be unenforceable by reason of breach of any applicable Blocking Law; or

(D)	any past or present member, director, officer or employee of the Wider i3 Energy Group, or any other person for whom any such person may be liable or responsible:

(1)	has engaged in conduct which would violate any relevant anti-terrorism laws, rules, or regulations, including but not limited to the U.S. Anti-Terrorism Act;

(2)	has engaged in conduct which would violate any relevant anti-boycott law, rule, or regulation or any applicable export controls, including but not limited to the Export Administration Regulations administered and enforced by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered and enforced by the U.S. Department of State, the Export and Import Permits Act (Canada) or the Special Import Measures Act (Canada);

(3)	has engaged in conduct which would violate any relevant laws, rules, or regulations concerning human rights, including but not limited to any law, rule, or regulation concerning false imprisonment, torture or other cruel and unusual punishment, or child labour; or

(4)	is debarred or otherwise rendered ineligible to bid for or to perform contracts for or with any government, governmental instrumentality, or international organization or found to have violated any applicable law, rule, or regulation concerning government contracting or public procurement; or

(E)	any member of the Wider i3 Energy Group is or has been engaged in any transaction which would cause Gran Tierra to be in breach of any law or regulation upon completion of the Acquisition, including but not limited to the economic sanctions of the United States Office of Foreign Assets Control, or HMRC, or any other relevant government authority.

Part B: Waiver and Invocation of the Conditions

1.	Subject to the requirements of the Panel in accordance with the Takeover Code:

(a)	Gran Tierra reserves the right, in its sole discretion, to waive:

(i)	any of the deadlines set out in paragraph 2 of Part A for the timing of the Court Meeting, i3 Energy General Meeting and the Scheme Court Hearing. If any such deadline is not met, Gran Tierra shall make an announcement by 8.00 a.m. (London time) on the Business Day following such deadline confirming whether it has invoked or waived the relevant Condition or agreed with i3 Energy to extend the deadline in relation to the relevant Condition; and

(ii)	in whole or in part, all or any of the Conditions in Part A, except for Conditions 1, 2, and 3(a) to 3(d) (inclusive), which cannot be waived.

2.	The Acquisition shall lapse unless all of the Conditions have been fulfilled or, where permitted, waived or, where appropriate, have been determined by Gran Tierra to be or remain satisfied, by midnight (London time) on the earlier of the Effective Date and the Long Stop Date.

3.	Gran Tierra shall be under no obligation to waive (if capable of waiver) or to treat as satisfied any of the Conditions that it is entitled (with the consent of the Panel and subject to the rules of the Takeover Code) to waive by a date earlier than the latest date for the fulfilment of that Condition, notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any such Condition(s) may not be capable of fulfilment.

4.	Under Rule 13.5(a) of the Takeover Code, Gran Tierra may only invoke a Condition so as to cause the Scheme not to proceed, to lapse or to be withdrawn with the consent of the Panel. The Panel will normally only give its consent if the circumstances which give rise to the right to invoke the condition are of material significance to Gran Tierra in the context of the Acquisition. This will be judged by reference to the facts of each case at the time that the relevant circumstances arise. Any Condition that is subject to Rule 13.5(a) of the Takeover Code may be waived by Gran Tierra.

5.	Conditions 1, 2, and 3(a) to 3(d) (inclusive) and, if applicable, any acceptance condition if the Acquisition is implemented by means of a Takeover Offer, are not subject to Rule 13.5(a) of the Takeover Code.

6.	The Acquisition will lapse if the Scheme does not become Effective by no later than 11.59 p.m. (London time) on the Long Stop Date.

Part C: Implementation by way of Takeover Offer

1.	If Gran Tierra is required by the Panel to make a Takeover Offer for i3 Energy shares under the provisions of Rule 9 of the Takeover Code, Gran Tierra may make such alterations to any of the above Conditions and terms of the Acquisition as are necessary to comply with the provisions of that Rule and applicable laws, including Canadian Securities Laws and the Canadian Take-Over Bid Rules.

2.	Gran Tierra reserves the right to elect, with the consent of the Panel (where necessary), to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme. In such event, such Takeover Offer will be implemented on the same terms and conditions (subject to appropriate amendments, to reflect the change in method of effecting the Acquisition, including (without limitation) an acceptance condition set at 90 per cent. of the issued share capital of i3 Energy (or such lower percentage (being more than 50 per cent.) of the issued share capital of i3 Energy as Gran Tierra may, subject to the rules of the Takeover Code, applicable laws and with the consent of the Panel, decide) as those which would apply to the Scheme. If the Acquisition is effected by way of a Takeover Offer, and such Takeover Offer becomes or is declared unconditional and sufficient acceptances are received in respect of such Takeover Offer, Gran Tierra intends to exercise its rights to apply the provisions of Chapter 3 of Part 28 of the Companies Act so as to acquire compulsorily the remaining i3 Energy Shares in respect of which the Takeover Offer has not been accepted. In the event that the Acquisition is implemented by way of a Takeover Offer, the issued share capital of i3 Energy acquired shall be acquired with full title guarantee, fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third-party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them.

Part D: Certain further terms of the Acquisition

1.	The Acquisition and Scheme will be governed by English law and be subject to the jurisdiction of the Courts and to the conditions and further terms set out in this Appendix 1 and the full terms and conditions set out in the Scheme Document to be published in due course. The Acquisition will be subject to the applicable requirements or acceptance, as applicable, of the Takeover Code, Canadian Securities Laws, the Panel, the London Stock Exchange, the TSX, the FCA, the AIM Rules and the Registrar of Companies. This Announcement does not constitute, or form part of, an offer, offer to acquire, or invitation to purchase i3 Energy Shares or any other securities.

2.	Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

3.	Fractions of New Gran Tierra Shares will not be allotted or issued pursuant to the Acquisition and entitlements of Scheme Shareholders will be rounded down to the nearest whole number of New Gran Tierra Shares. All fractional entitlements to New Gran Tierra Shares will be aggregated and sold in the market as soon as practicable after the Effective Date. The net proceeds of such sale (after deduction of all expenses and commissions incurred in connection with the sale) will be distributed by Gran Tierra in due proportions to Scheme Shareholders who would otherwise have been entitled to such fractions provided that individual entitlements to amounts of less than £5.00 will not be paid to Scheme Shareholders but will be retained for the benefit of Gran Tierra.

4.	The Acquisition is not being made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, but not limited to, facsimile e-mail or other electronic transmission, telex or telephone ) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any Restricted Jurisdiction where to do so would violate the laws of that jurisdiction.

5.	The availability of the Acquisition to i3 Energy Shareholders not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements. Further details in relation to Overseas Shareholders will be contained in the Scheme Document in due course. The New Gran Tierra Shares to be issued pursuant to the Acquisition have not been and will not be registered or qualified for distribution under the US Securities Act, under any laws or with any securities regulatory authority of any State or other jurisdiction of the United States, under any of the relevant securities laws of any other Restricted Jurisdiction or under Canadian Securities Laws. Accordingly, the New Gran Tierra Shares may not be offered, sold or delivered, directly or indirectly, into the United States, Canada or any other Restricted Jurisdiction, except pursuant to exemptions from applicable securities law requirements of any such jurisdiction, including, without limitation, the exemption from the registration requirements of the US Securities Act provided by Section 3(a)(10) thereof and the prospectus exemption provided by Section 2.11 or Section 2.16 of National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators and in compliance with Canadian Securities Laws.

6.	The New Gran Tierra Shares will be issued in non-certificated book-entry form, and, upon issuance, will be validly issued, credited as fully paid and non-assessable and will rank pari passu in all respects with the existing Gran Tierra Shares. It is a Condition that the New Gran Tierra Shares are to be admitted to the Official List, TSX and NYSE American and to the London Stock Exchange, TSX and NYSE American for the New Gran Tierra Shares to be admitted to trading.

7.	The i3 Energy Shares which will be acquired under the Acquisition will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) (save for the Acquisition Dividend) declared, made or paid, or any other return of capital (whether by reduction of share capital or share premium account or otherwise) made, on or after the date of this Announcement.

8.	Subject to the terms of the Scheme, if, on or after the date of this Announcement and prior to the Acquisition becoming Effective, any dividend, distribution or other return of value is announced, declared, made, paid or becomes payable by i3 Energy in respect of the i3 Energy Shares other than the Acquisition Dividend, Gran Tierra will (without prejudice to any right of Gran Tierra to invoke Condition 3(g)(i)(C) in Part A of this Appendix 1) to reduce the cash consideration payable by the amount of any such dividend, distribution or other return of value, in which case: (a) any reference in this Announcement or in the Scheme Document to the consideration payable for the i3 Energy Shares will be deemed to be a reference to the cash consideration payable as so reduced; and (b) the relevant eligible i3 Energy Shareholders will be entitled to receive and retain such dividend, distribution or return of value. To the extent that any such dividend, distribution or other return of value announced, declared, made or paid is: (x) transferred pursuant to the Acquisition on a basis which entitles Gran Tierra to receive the dividend or distribution and to retain it; or (y) cancelled, the cash consideration payable by Gran Tierra will not be subject to change in accordance with this paragraph. Any exercise by Gran Tierra of its rights referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the Acquisition.

Appendix 2

SOURCES OF INFORMATION AND BASES OF CALCULATION

Unless otherwise stated, the following constitute the sources of information and bases of calculations in this Announcement:

Unless otherwise stated, the following constitute the sources of information and bases of calculations in this Announcement:

1.	The financial information relating to Gran Tierra has been extracted or derived (without any adjustment) from Gran Tierra’s quarterly accounts for the three-months ended 30 June 2024.

2.	The financial information relating to i3 Energy has been extracted or derived (without any adjustment) from i3 Energy’s quarterly accounts for the three-months and interim results for the six-months ended 30 June 2024.

3.	As at the close of business on the last Business Day prior to this Announcement i3 Energy had in issue 1,202,447,663 i3 Energy Shares.

4.	As at the close of business on the last Business Day prior to this Announcement Gran Tierra had in issue 30,665,305 Gran Tierra Shares.

5.	Any reference to the issued and to be issued share capital of i3 Energy is based on: (a) the 1,202,447,663 i3 Energy Shares in issue; and (b) a total number of 48,740,236 outstanding share options. Of the total number of options outstanding, based on the Acquisition value, of 43,540,236 of them are in-the-money based on the Gran Tierra share price as of the Last Practicable Date.

6.	Unless otherwise stated, all prices for i3 Energy Shares are closing middle market quotations derived from the London Stock Exchange Daily Official List (SEDOL), obtained from FactSet.

7.	Unless otherwise stated, all prices for Gran Tierra Shares are closing middle market quotations derived from the NYSE American, obtained from FactSet.

8.	Unless otherwise stated, i3 Energy’s volume weighted average prices referred to in this Announcement are calculated from pricing and volume data from both the London Stock Exchange and the Toronto Stock Exchange, obtained from FactSet.

9.	Where amounts are shown in both US dollars and sterling in the Announcement, an exchange rate of 1.2945 has been used, as at the Last Practicable Date prior to this Announcement.

10.	Where amounts are shown in both Canadian dollars and sterling in the Announcement, an exchange rate of 1.3717 has been used, the Last Practicable Date prior to this Announcement.

Appendix 3

Part 1: DETAILS OF IRREVOCABLE UNDERTAKINGS IN RESPECT OF I3 ENERGY SHARES

i3 Energy Directors' Irrevocable Undertakings

The following i3 Energy Directors who hold i3 Energy Shares have given irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the i3 Energy Resolution at the i3 Energy General Meeting in respect of their own beneficial holdings of i3 Energy Shares (or those i3 Energy Shares over which they have control):

Name of i3 Energy Director	Number of i3 Energy Shares	Percentage of i3 Energy issued share capital (per cent.)
John Festival	3,072,360	0.26%
Majid Shafiq	10,071,900	0.84%
Ryan Heath	8,483,945	0.71%
Neill Carson	7,666,111	0.64%
Richard Ames	1,539,723	0.13%
Linda Beal	1,305,493	0.11%
TOTAL	32,139,532	2.67%

The undertakings provided by the i3 Energy Directors will cease to be binding if:

•	Gran Tierra announces, with the consent of the Panel, that it does not intend to proceed with the Acquisition and no new, revised or replacement acquisition is announced in accordance with Rule 2.7 of the Takeover Code at the same time; or

•	the Offer or Scheme lapses or is withdrawn and no new, revised or replacement acquisition is announced in accordance with Rule 2.7 of the Takeover Code at the same time.

i3 Energy Shareholder Irrevocable Undertaking

The following i3 Energy Shareholder has given and irrevocable undertaking to vote (or, in relation to the i3 Energy CFDs, to use best endeavours to procure votes) in favour of the Scheme at the Court Meeting and the i3 Energy Resolution at the i3 Energy General Meeting in respect of the following holding of i3 Energy Shares (or those i3 Energy Shares over which they have control):

Name of i3 Energy Shareholder	Number of i3 Energy Shares	Percentage of i3 Energy issued share capital (per cent.)
Polus Funds (i3 Energy Shares):
Bybrook Capital Hazelton Master Fund LP	43,597,388	3.63%
Bybrook Capital Master Fund LP	60,118,848	5.00%
Bybrook Capital Badminton Fund LP	130,618,707	10.86%
Other (i3 Energy Shares):
Graham Heath	4,202,522	0.35%
Polus Funds (i3 Energy CFDs):
Bybrook Capital Badminton 405 Fund LP	3,684,080	0.31%
Bybrook Capital Hazelton Master Fund LP	4,426,981	0.37%
Bybrook Capital Master Fund LP	47,094,537	3.92%
Bybrook Capital Badminton Fund LP	41,539,706	3.45%
Westonbirt Fund LP	21,261,028	1.77%
TOTAL	356,543,797	29.65%

The irrevocable undertakings provided by the i3 Energy Shareholders will cease to be binding if:

•	Gran Tierra announces, with the consent of the Panel, that it does not intend to proceed with the Acquisition; or

•	the Offer or Scheme lapses or is withdrawn (other than where the lapse or withdrawal is announced in connection Gran Tierra exercising its right to implement the Acquisition by way of a Takeover Offer rather than a Scheme, or vice versa, and such lapse or withdrawal is followed within five days by an announcement under Rule 2.7 of the Takeover Code by Gran Tierra of a firm intention to implement the Acquisition by such Offer or Scheme (as applicable)).

Appendix 4

Gran Tierra Profit Forecast

On 23 January 2024 Gran Tierra announced its 2024 Guidance and Operations Update (the "January Announcement"), which included the following guidance in relation to EBITDA for the year ending 31 December 2024:

2024 Budget	Low Case	Base Case	High Case
EBITDA (US$ million)	335 – 395	400 – 460	480 - 540

Application of Rule 28 to Gran Tierra Profit Forecast

The EBITDA figure of US$ 335 million included in the January Announcement sets expectations for the minimum EBITDA of Gran Tierra for the period ending 31 December 2024 and for purposes of Rule 28.1(c) of the Takeover Code constitutes a profit forecast (the "Gran Tierra Profit Forecast").

Gran Tierra's Directors' confirmation

The Gran Tierra Directors confirm that, as at the date of this Announcement, the Gran Tierra Profit Forecast remains valid and that it has been complied on the basis of the assumptions stated below and that the basis of accounting used is consistent with Gran Tierra's accounting policies which are in accordance with US GAAP and those non-US GAAP measures that Gran Tierra applied in preparing its financial statements for the year ended 31 December 2023.

Basis of preparation and principal assumptions

The Gran Tierra Profit Forecast and each of the EBITDA ranges set out above are based upon internal Gran Tierra forecasts. In confirming the Gran Tierra Profit Forecast and the EBITDA ranges, the Gran Tierra Directors have made the following assumptions, neither of which are within their control:

•	a Brent oil price in the range of $70/bbl to $90/bbl; and

•	a production rate from Gran Tierra’s existing assets in the range of 32,000 BOEPD to 35,000 BOEPD.

Appendix 5

DEFINITIONS

"Acquisition"	the proposed Acquisition of the entire issued and to be issued share capital of i3 Energy by Gran Tierra, to be effected by the Scheme as described in this Announcement (or by a Takeover Offer under certain circumstances described in this Announcement).

"Acquisition Dividend"	a dividend of 0.2565 pence per i3 Energy Share to be paid in lieu of the ordinary dividend in respect of the three months ended 30 September 2024.

"Admission"	admission of the New Gran Tierra Shares to the Official List and to trading on the London Stock Exchange's Main Market for listed securities respectively.

"AIM"	the AIM market operated by the London Stock Exchange.

"AIM Rules"	the AIM Rules for Companies, as amended from time to time.

"Announcement"	this announcement made pursuant to Rule 2.7 of the Takeover Code.

"Blocking Law"	means (i) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union); or (ii) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018.

"Board"	the board of directors of i3 Energy or Gran Tierra as constituted from time to time, as the context requires.

"Business Day"	a day, (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London, Toronto and Calgary.

"Canadian Securities Laws"	in the context that refers to one or more persons, means, collectively, and as the context may require, the securities legislation of each of the provinces of Canada, and all rules, regulations, instruments, notices, blanket orders and policies published and/or promulgated thereunder, as amended from time to time prior to the Effective Date, that apply to such person or persons or its business, undertaking, property or securities

“Canadian i3 Energy Shareholders”	i3 Energy Shareholders in Canada, resident in Canada or with a registered address in Canada, and any custodian, nominee or trustee holding i3 Energy Shares for persons in Canada or with a registered address in Canada

"Closing Price"	the closing middle market quotations of a share derived from the daily official list of the London Stock Exchange.

"Combined Group"	the enlarged group following completion of the Acquisition comprising the i3 Energy Group and the Gran Tierra Group.

"Companies Act"	means the Companies Act 2006.

"Conditions"	the conditions of the implementation of the Acquisition set out in Appendix 1 to this Announcement and to be set out in the Scheme Document.

"Confidentiality Agreement"	the non-disclosure agreement dated 28 February 2024 entered into between i3 Energy and Gran Tierra.

"Cooperation Agreement"	the co-operation agreement dated on or around the date of this Announcement entered into between i3 Energy and Gran Tierra.

"Court"	the High Court of Justice in England and Wales.

"Court Meeting"	the meeting of the holders of i3 Energy Shares which are in issue at the Scheme Record Time convened by an order of the Court pursuant to section 896 of the Companies Act (notice of which will be set out in the Scheme Document) for the purpose of considering and, if thought fit, approving (with or without modification) the Scheme (and any adjournment thereof).

"Court Order"	the order of the Court sanctioning the Scheme under section 899 of the Companies Act.

"CREST"	the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755), as it forms part of the domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018) in respect of which Euroclear UK & Ireland Ltd is the Operator (as defined in said Regulations).

"Dealing Disclosure"	an announcement pursuant to Rule 8 of the Takeover Code containing details of dealings in relevant securities of a party to an offer.

"Deferred Shares"	5,000 deferred shares of £10.00 each in the capital of i3 Energy

"Deferred Shares Share Purchase Agreements"	the share purchase agreements entered into on or around the date of this Announcement between (i) Gran Tierra and Neill Carson and, (ii) Gran Tierra and Graham Heath pursuant to which Gran Tierra has agreed to purchase the Deferred Shares

"Disclosed"	the information fairly disclosed by, or on behalf of i3 Energy: (i) in the Annual Report and Accounts of the i3 Energy Group for the financial year ended 31 December 2023; (ii) in this Announcement; (iii) in any other public announcement made by i3 Energy in accordance with the Market Abuse Regulation, the AIM Rules, the Disclosure Guidance and Transparency Rules prior to this Announcement; (iv) in any disclosure made by i3 Energy pursuant to the Canadian Securities Laws prior to this Announcement; or (v) as disclosed in writing prior to the date of this Announcement by or on behalf of i3 Energy to Gran Tierra (or its respective officers, employees, agents or advisers in their capacity as such).

"Effective"	either:

	1.	if the Acquisition is implemented by way of the Scheme, the Scheme having become effective in accordance with its terms; or

	2.	if Gran Tierra elects to implement the Acquisition by way of a Takeover Offer (with Panel consent), such Takeover Offer having been declared or having become unconditional in accordance with the requirements of the Takeover Code.

"Effective Date"	the date on which the Scheme becomes Effective.

"EU"	European Union.

"Facility Agreement"	the facility agreement between Gran Tierra as borrower and Trafigura PTE Ltd as lender dated on or around the date of this Announcement

"FCA"	the Financial Conduct Authority.

"Forms of Election"	The form or forms of election (and/or where required, Letters of Transmittal) for use in connection with the Mix and Match Facility.

"Forms of Proxy"	the forms of proxy in connection with each of the Court Meeting and the i3 Energy General Meeting which will accompany the Scheme Document.

"GLJ"	GLJ Ltd.

"Gran Tierra"	Gran Tierra Inc, incorporated under the laws of the state of Delaware.

"Gran Tierra Directors"	the directors of Gran Tierra as at the date of this Announcement or, where the context so requires, the directors of Gran Tierra from time to time.

"Gran Tierra EIH"	Gran Tierra Energy International Holdings GmbH

"Gran Tierra Group"	Gran Tierra its subsidiaries and its subsidiary undertakings from time to time.

"Gran Tierra Shares"	the shares of common stock of Gran Tierra, par value US$0.001 per share.

"HMRC"	His Majesty's Revenue and Customs.

"IFRS"	the International Financial Reporting Standards.

"i3 Energy"	i3 Energy plc, incorporated in England and Wales with registered number 10699593.

"i3 Energy Canada"	i3 Energy Canada Ltd.

"i3 Energy Annual Report and Accounts"	the Annual Report and Accounts of the i3 Energy Group for the financial year ended 31 December 2023.

"i3 Energy Directors"	the directors of i3 Energy as at the date of this Announcement or, where the context so requires, the directors of i3 Energy from time to time.

"i3 Energy General Meeting"	the general meeting (and, for the purposes of Canadian Securities Laws, the “special meeting”) of i3 Energy Shareholders to be convened to consider and if thought fit pass, inter alia, a special resolution in relation to the Scheme and the Acquisition.

"i3 Energy Group"	i3 Energy and its subsidiary and its subsidiary undertakings from time to time.

"i3 Energy Meetings"	the Court Meeting and the i3 Energy General Meeting.

"i3 Energy Share Plans"	the (i) i3 Energy 2018 Non-Employee Share Option Plan, (ii) i3 Energy 2020 Non-Employee Share Option Plan, (iii) i3 Energy 2018 Employee Share Option Plan, (iv) i3 Energy 2020 Employee Share Option Plan, and (iv) i3 Energy 2022 Employee Share Option Plan.

"i3 Energy Shareholders"	the holders of i3 Energy Shares.

"i3 Energy Shares"	the ordinary shares of 0.01 pence each in the capital of i3 Energy.

"Last Accounts Date"	in relation to i3 Energy 31 December 2023.

"Last Practicable Date"	16 August 2024, being the last practicable date prior to this Announcement.

"Letter of Transmittal"	means the letter of transmittal to be sent to registered Canadian i3 Energy Shareholders for use in connection with the Mix and Match Facility and to surrender their certificate(s) or DRS advice(s) formerly representing their i3 Energy Shares.

"London Stock Exchange"	London Stock Exchange plc.

"Long Stop Date"	28 February 2025 or such later date as may be agreed in writing by Gran Tierra and i3 Energy (with the Panel's consent and as the Court may approve (if such approval(s) are required)).

"Market Abuse Regulation"	Regulation (EU) No.596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, as applicable in the UK by virtue of section 3 of the European Union (Withdrawal) Act 2018, as amended from time to time (including by the Market Abuse (Amendment) (EU Exit) Regulations 2019 (SI 2019/310)).

"McDaniel"	McDaniel & Associates Consultants Ltd.

"Mix and Match Facility"	the facility under which i3 Energy Shareholders are entitled to elect to vary the proportions in which they receive New Gran Tierra Shares and in which they receive cash in respect of their holdings of i3 Energy Shares to the extent that other such i3 Energy Shareholders make off setting elections.

"New Gran Tierra Shares"	the new Gran Tierra Shares to be issued pursuant to the Scheme.

"Offer Document"	should the Acquisition be implemented by means of the Takeover Offer, the document to be sent to i3 Energy Shareholders which will contain, inter alia, the full terms and conditions of the Takeover Offer.

"Offer Period"	the period commencing on 19 August 2024 and ending on the earlier of the date on which the Scheme becomes effective and/or the date on which the Scheme lapses or is withdrawn (or such other date as the Takeover Code may provide or the Panel may decide).

"Official List"	the Official List of the FCA.

"Opening Position Disclosure"	an announcement containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to the offer if the person concerned has such a position.

"Overseas Shareholders"	Scheme Shareholders who have a registered address in a jurisdiction outside the UK, or whom Gran Tierra reasonably believes to be citizens, residents or nationals of a jurisdiction outside the UK.

"Panel"	the UK Panel on Takeovers and Mergers.

"Polus Funds"	means Bybrook Capital Hazelton Master Fund LP, Bybrook Capital Master Fund LP, Bybrook Capital Badminton Fund LP, Bybrook Capital Badminton 405 Fund LP, Bybrook Capital Hazelton Master Fund LP, Bybrook Capital Master Fund LP, Bybrook Capital Badminton Fund LP and Westonbirt Fund LP.

"Registrar of Companies"	the Registrar of Companies in England and Wales.

"Regulatory Information Service"	any information service authorised from time to time by the FCA for the purpose of disseminating regulatory announcements.

"Restricted Jurisdiction"	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to i3 Energy Shareholders in that jurisdiction.

"Scheme"	the proposed scheme of arrangement under Part 26 of the Companies Act between i3 Energy and i3 Energy Shareholders to implement the Acquisition with or subject to any modification, addition or condition approved or imposed by the Court.

"Scheme Court Hearing"	the hearing of the Court to sanction the Scheme under Part 26 of the Companies Act including any adjournment, postponement or reconvening thereof.

"Scheme Document"	the document to be dispatched to i3 Energy Shareholders including, among other things, the Scheme, an explanatory statement in compliance with Part 26 of the Companies Act and the notices convening the Court Meeting and the i3 Energy General Meeting.

"Scheme Record Time"	the time and date specified as such in the Scheme Document, or such later time as i3 Energy and Gran Tierra may agree.

"Scheme Shareholder"	holders of Scheme Shares.

"Scheme Shares"	1.	the i3 Energy Shares in issue at the date of the Scheme Document;

	2.	any i3 Energy Shares issued after the date of the Scheme Document and prior to the Voting Record Time; and

	3.	any i3 Energy Shares issued at or after the Voting Record Time and prior to the Scheme Record Time in respect of which the original or any subsequent holder thereof is bound by the Scheme, or shall by such time have agreed in writing to be bound by the Scheme.

"SEC"	the United States Securities and Exchange Commission.

"Significant Interest"	in relation to an undertaking, a direct or indirect interest of 30 per cent. or more of (1) the total voting rights conferred by the equity share capital (as defined in section 548 of the Companies Act) of such undertaking or (2) the relevant partnership interest.

"subsidiary"	has the meaning given in section 1159 of the Companies Act.

"subsidiary undertakings"	has the meaning given in section 1162 of the Companies Act.

"Takeover Code"	the City Code on Takeovers and Mergers.

"Takeover Offer"	should the Acquisition be implemented by way of a takeover offer as defined in Chapter 3 of Part 28 of the Companies Act, the recommended offer to be made by or on behalf of Gran Tierra to acquire the entire issued and to be issued ordinary share capital of i3 Energy and, where the context admits, any subsequent revision, variation, extension or renewal of such offer.

"Third Party"	any relevant government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution, any entity owned or controlled by any relevant government or state, or any other body or person whatsoever in any jurisdiction.

“TSX”	the Toronto Stock Exchange.

“TSX Approval”	the conditional approval of the TSX for the listing and posting for trading of the New Gran Tierra Shares, including confirmation from the TSX that the New Gran Tierra Shares will be listed and posted for trading not later than the third Business Day following the Effective Date, subject only to compliance with customary requirements of the TSX, including customary post-closing deliveries for transactions of a nature similar to the Scheme, in each case, acceptable to Gran Tierra, acting reasonably.

"UK" or "United Kingdom"	the United Kingdom of Great Britain and Northern Ireland.

"US" or "United States"	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia.

"US Exchange Act"	the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"US GAAP"	generally accepted accounting principles in the United States.

"US Securities Act"	the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Voting Record Time"	the time and date to be specified in the Scheme Document by reference to which entitlement to vote on the Scheme will be determined.

"Wider Gran Tierra Group"	Gran Tierra and its subsidiaries, subsidiary undertakings, associated undertakings and any other body corporate partnership, joint venture or person in which Gran Tierra and all such undertakings (aggregating their interests) have a Significant Interest (other than any member of the Wider i3 Energy Group).

"Wider i3 Energy Group"	i3 Energy and its subsidiaries, subsidiary undertakings, associated undertakings and any other body corporate partnership, joint venture or person in which i3 Energy and all such undertakings (aggregating their interests) have a Significant Interest (other than any member of the Wider Gran Tierra Group).

All times referred to are London time unless otherwise stated.

All references to "GBP", "pence", "sterling" or "£" are to the lawful currency of the United Kingdom.

All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.